 CREDIT AGREEMENT

Exhibit 10.2

CREDIT AGREEMENT

among

RECOTON CORPORATION,
INTERACT ACCESSORIES, INC.
RECOTON AUDIO CORPORATION
AAMP OF FLORIDA, INC.
RECOTON HOME AUDIO, INC.
As Borrowers
and

The Other Loan Parties Party Hereto and

The Several Lenders
from Time to Time Parties Hereto

and

THE CHASE MANHATTAN BANK, as Administrative Agent

Dated as of October 31, 2000

TABLE OF CONTENTS

Page

SECTION 1.	SECTION 1. DEFINITIONS	1

1.1 Defined Terms	1
1.2 Other Definitional Provisions	14

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	15

2.1 Term Loan Commitments	15
2.2 Procedure for Borrowing	15
2.3 Repayment of Loans; Evidence of Debt	15
2.4 Optional Prepayments	16
2.5 Mandatory Prepayments	16
2.6 Interest Rates and Payment Dates	17
2.7 Computation of Interest	17
2.8 Pro Rata Treatment and Payments	17
2.9 Taxes	18
2.10 Change of Lending Office	19
2.11 Joint and Several Liability of Borrowers	20
2.12 Recoton as Agent for Borrowers	22

SECTION 3.	REPRESENTATIONS AND WARRANTIES	23

3.1 Organization, Powers, Capitalization	23
3.2 Authorization of Borrowing, No Conflict	23
3.3 Financial Condition	24
3.4 Indebtedness and Liabilities	24
3.5 Title to Properties; Liens	24
3.6 Litigation; Adverse Facts	25
3.7 Payment of Taxes	25
3.8 Performance of Agreements	25
3.9 Employee Benefit Plans	25
3.10 Broker's Fees	26
3.11 Environmental Matters	26
3.12 Solvency	27
3.13 Disclosure	27
3.14 Insurance	28
3.15 Compliance with Laws	28
3.16 Employee Matters	28
3.17 Governmental Regulation	28
3.18 Currency Controls	28
3.19 Customer and Trade Relations	28
3.20 Subordinated Debt	29

SECTION 4.	CONDITIONS PRECEDENT	29

SECTION 5.	REPORTING AND OTHER AFFIRMATIVE COVENANTS; FINANCIAL COVENANTS	30

5.1 Financial Statements and Other Reports	30
5.2 Maintenance of Properties	30
5.3 Compliance with Laws	31
5.4 Use of Proceeds and Margin Security	31
5.5 Year 2000	31
5.6 Environmental Matters	31
5.7 Notices	32
5.8 Collateral Inspection Rights	32
5.9 Inspection of Property; Books and Records; Discussions	33
5.10 Use of Proceeds	33

SECTION 6.	NEGATIVE COVENANTS	33

6.1 Indebtedness and Liabilities	33
6.2 Guaranties	35
6.3 Transfers, Liens and Related Matters	35
6.4 Investments and Loans	37
6.5 Restricted Junior Payments	38
6.6 Restriction on Fundamental Changes	38
6.7 Changes Relating to Subordinated Debt	39
6.8 Transactions with Affiliates	40
6.9 Conduct of Business	40
6.10 Tax Consolidations	40
6.11 Subsidiaries	40
6.12 Fiscal Year; Tax Designation	40
6.13 Press Release; Public Offering Materials	40
6.14 Sale-leasebacks	40
6.15 Inactive Subsidiaries	40
6.16 Parity with Senior Lender	40

SECTION 7.	DEFAULT, RIGHTS AND REMEDIES	41

7.1 Event of Default	41
7.2 Application of Payments and Proceeds	45

SECTION 8.	THE ADMINISTRATIVE AGENT	45

8.1 Appointment	45
8.2 Delegation of Duties	46
8.3 Exculpatory Provisions	46
8.4 Reliance by Administrative Agent	46
8.5 Notice of Default; Notices Under Subordination Agreement	47
8.6 Non-reliance on Administrative Agent and Other Lenders	47
8.7 Indemnification	48
8.8 Administrative Agent in Its Individual Capacity	48
8.9 Successor Administrative Agent	48

SECTION 9.	MISCELLANEOUS	49

9.1 Amendments and Waivers	49
9.2 Notices	50
9.3 No Waiver; Cumulative Remedies	51
9.4 Survival of Representations and Warranties	51
9.5 Payment of Expenses	51
9.6 Successors and Assigns; Participations and Assignments	52
9.7 Adjustments; Set-off	54
9.8 Counterparts	55
9.9 Severability	55
9.10 Integration	55
9.11 Governing Law	55
9.12 Submission to Jurisdiction; Waivers	56
9.13 Acknowledgements	56
9.14 Waivers of Jury Trial	57
9.15 Confidentiality	57
9.16 Joint and Several Obligations	57
9.17 Legend	57

SCHEDULES:

1.1(A)	Tranche A Term Loan Commitments
1.1(B)	Tranche B Term Loan Commitments
1.1(C)	Mortgaged Property
1.1(D)	Liens
3.1(A)	Organization and Powers
3.5	Real Estate
3.8	Taxes
3.9	Employee Benefit Plans
3.14	Insurance
3.16	Employee Matters
5.1	Reporting Requirements
6.1	Indebtedness
6.2	Guaranties
6.4(c)	Closing Date Employee Loans
6.4(e)	Investments
6.6	Inactive Subsidiaries
6.11	Subsidiaries
9.2	Addresses for Notice

EXHIBITS:

A	Form of Assignment and Acceptance
B-1	Form of Tranche A Term Note
B-2	Form of Tranche B Term Note
C	Form of Subordination and Intercreditor Agreement
D	Form of Security Agreement
E	Form of Mortgages
F-1	Form of Guaranty
F-2	Form of Canada Guaranty
G	Form of Pledge Agreement

                     CREDIT AGREEMENT, dated as of October 31, 2000, among RECOTON CORPORATION, a New York corporation ("Recoton"), INTERACT ACCESSORIES, INC., a Delaware corporation, RECOTON HOME AUDIO, INC., a California corporation, RECOTON AUDIO CORPORATION, a Delaware corporation, and AAMP OF FLORIDA, Inc., a Florida corporation (collectively with Recoton, the "Borrowers"), the several banks and other financial institutions or entities from time to time parties to this Agreement, and THE CHASE MANHATTAN BANK, as administrative agent (in such capacity, the "Administrative Agent").

W I T N E S S E T H :

                     WHEREAS, the Lenders (as defined below) have previously extended loans and other financial accommodations to or for the benefit of Recoton pursuant to the Existing Credit Agreement, the 1997 Note Purchase Agreements and the 1998 Note Purchase Agreement (each as defined below), which loans were guaranteed by certain of Recoton's Subsidiaries and secured by liens upon substantially all of the assets of Recoton and such Subsidiaries;

                     WHEREAS, concurrently herewith the Borrowers and certain of their respective Subsidiaries have entered into the Senior Loan Documents (as defined below) pursuant to which the Borrowers shall borrow sufficient funds to repay a portion of Recoton's outstanding obligations under the Existing Credit Agreement, the 1997 Note Purchase Agreements and the 1998 Note Purchase Agreement (such obligations, collectively, the "Existing Lender Obligations"); and

                     WHEREAS, the Borrowers have requested and the Lenders have agreed to extend $15,000,000 of new credit to the Borrowers for the purpose of repaying the remainder of the Existing Lender Obligations in full on the following terms and conditions;

                     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

                     1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

"ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus1/2of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors); and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

"Administrative Agent": as defined in the introductory paragraph hereto.

"Administrative Borrower": as defined in Section 2.12 hereto.

"Affiliate": any Person (other than the Administrative Agent or Lender): (a) directly or indirectly controlling, controlled by, or under common control with, any Loan Party; (b) directly or indirectly owning or holding 10% or more of any equity interest in any Borrower; (c) 10% or more of whose stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by any Borrower; or (d) which has a senior officer who is also a senior officer of any Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.

"Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

"Agents": the "Agents" as defined in the Senior Loan Agreement on the date hereof and their successors and assigns.

"Asset Disposition": the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the assets of Borrowers or any of their Subsidiaries other than sales of Inventory in the ordinary course of business.

"Assignee": as defined in Section 9.6(c).

"Assignor": as defined in Section 9.6(c).

"Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Borrowers": as defined in the introductory paragraph hereto.

"Borrowing Date": any Business Day specified by the Borrowers as a date on which the Borrowers request the relevant Lenders to make Loans hereunder.

"Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

"Canada Guaranty": the Guaranty Agreement dated as of even date herewith between Recoton Canada and the Senior Agent on behalf of the Agents, Senior Lenders, the Administrative Agent and the Lenders, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms attached as Exhibit F-2 hereto.

"Canada Security Agreement": the Security Agreement dated as of even date herewith between Recoton Canada and the Senior Agent on behalf of the Agents, Senior Lenders, the Administrative Agent and the Lenders, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms.

"Capital Lease": any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

"Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

"Chase": The Chase Manhattan Bank.

"Cleanup": all actions required to: (a) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (d) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

"Closing Date": the date upon which all conditions set forth in Section 4 hereof have been satisfied.

"Code": the Internal Revenue Code of 1986, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

"Collateral": the collective reference to any and all property upon which a Lien is purported to be created by any Security Document.

"Commitment": as to any Lender, the collective amounts of such Lender's commitment hereunder set forth opposite such Lender's name on Schedule 1.1(A) and Schedule 1.1(B).

"Copyright Security Agreement": the Copyright Security Agreement dated as of even date herewith among the Loan Parties and the Senior Agent on behalf of the Agents, Senior Lenders, the Administrative Agent and the Lenders, as the same may be amended, supplemented, restate or otherwise modified from time to time in accordance with its terms.

"Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

"Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.

"Dollars" and "$": dollars in lawful currency of the United States of America.

"Employee Benefit Plan": any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Loan Party or any ERISA Affiliate or (b) has at any time within the preceding 6 years been maintained for the employees of any Loan Party or any current or former ERISA Affiliate.

"Environmental Claim": any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Loan Party or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

"Environmental Law": all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials, laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials and laws relating to the management or use of natural resources.

"ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

"ERISA Affiliate": as applied to any Loan Party, any Person who is a member of a group which is under common control with any Loan Party, who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) and (c) of the Code. Any former ERISA Affiliate of a Loan Party shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Loan Party and with respect to liabilities arising after such period for which such Loan Party could be liable under the Code or ERISA.

"ERISA Event": (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation has been waived by regulation); (ii) the withdrawal by any Loan Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (iii) the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (iv) the imposition of liability on any Loan Party or any of its ERISA Affiliates pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; or (v) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any Loan Party or any of its ERISA Affiliates in connection with any Employee Benefit Plan.

"Exchange Act": the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

"Existing Credit Agreement": the Amended and Restated Credit Agreement, dated as of June 18, 1998, among Recoton, the lenders party thereto and Chase, as administrative agent.

"Existing Lender Obligations": as defined in the recitals hereto.

"Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

"Fiscal Year": each twelve month period ending on the last day of December in each year.

"Foreign Subsidiary": any Subsidiary (other than Recoton Canada) that is not incorporated or organized in the United States of America, any state thereof or in the District of Columbia.

"Funding Office": the office of the Administrative Agent set forth in Section 9.2.

"GAAP": generally accepted accounting principles in the United States of America as in effect from time to time.

"German Facility": means the DM 50,000,000 financing arrangement between Recoton Germany and its Subsidiaries and Heller Bank A.G. or, if such facility is not renewed during the term of this Agreement, a replacement facility on terms and pursuant to documentation substantially consistent with those in existence on the date hereof and otherwise reasonably satisfactory to the Senior Agent and the Requisite Lenders (as defined in the Senior Loan Agreement).

"Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, the National Association of Insurance Commissioners).

"Guaranties": collectively the Guaranty and the Canada Guaranty.

"Guarantors": the collective reference to the Loan Parties party to the Guaranty.

"Guaranty": the Guaranty dated as of October 31, 2000, made by the Guarantors in favor of the Senior Agent on behalf of the Agents, the Senior Lenders, the Administrative Agent and the Lenders, as attached as Exhibit F-1 hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

"Hazardous Material": all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R.ss.300.5, or defined as such by, or regulated as such under, any Environmental Law.

"Hedge Agreements": all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrowers or any of their Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

"Indebtedness": as applied to any Person, means without duplication: (a) all indebtedness for borrowed money; (b) obligations under Capital Leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non recourse to the credit of that Person; (f) obligations in respect of letters of credit; (g) all obligations under Hedge Agreements, including, as of any date of determination, the net amounts, if any, that would be required to be paid by such Person if such Hedge Agreements were terminated on such date and (h) any amounts due to the U.S. Custom Service pursuant to the outstanding note.

"InterAct International IPO": an underwritten public offering of common stock made by Inter Act International, Inc., a Delaware corporation, and its Subsidiaries, pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

"Interest Payment Date": as to any Loan, the last day of each calendar month, the Maturity Date and the date of any repayment or prepayment made in respect thereof.

"Inventory": means "inventory" (as defined in the UCC), including, without limitation, finished goods, raw materials, work in process and other materials and supplies used or consumed in a Person's business, and goods which are returned or repossessed, including any Inventory in the possession of any consignee, bailee, warehouseman, agent or processor and/or subject to, described in or covered by any document, and including, without limitation, any Inventory in transit from one location to another, including on the "high seas" and otherwise outside the United States and its territorial waters.

"Lenders": collectively, the Tranche A Lenders and the Tranche B Lenders.

"Lien": any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

"LIFO Loan Documents": the "LIFO Loan Documents" as defined in Appendix B to the Master Restructuring Agreement.

"Loan": as defined in Section 2.1.

"Loan Documents": this Agreement, the Subordination Agreement, the Security Documents and the Notes.

"Loan Parties": the Borrowers and the Subsidiaries of the Borrowers party to a Loan Document.

"Master Restructuring Agreement": the Master Restructuring Agreement dated as of September 8, 1999, among Recoton Corporation, certain of its Subsidiaries, the financial institutions party thereto and The Chase Manhattan Bank, as Collateral Agent.

"Material Adverse Effect": (i) any material adverse effect on the business, financial position, results of operations or prospects of the Borrowers and their Subsidiaries, considered as a whole, (ii) any material impairment of the legality, validity and enforceability of the Loan Documents (including without limitation, the validity, enforceability or priority of security interests to be granted), or the rights and remedies of the Administrative Agent and Lenders, or (iii) any material impairment of the Loan Parties' ability to perform their obligations under the Loan Documents.

"Maturity Date": October 31, 2003.

"Mortgage": each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust or other similar real estate security documents delivered by any Loan Party to the Senior Agent, on behalf of the Agents, the Senior Lenders, the Administrative Agent and the Lenders, with respect to Mortgaged Property, as attached as Exhibit E hereto.

"Mortgaged Property": all of the real property owned by any Borrower or its Subsidiaries, each as listed on Schedule 1.1(C).

"Multiemployer Plan": any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

"Net Proceeds": (a) with respect to any Asset Disposition constituting a casualty or condemnation, the insurance or condemnation proceeds received in connection therewith net of any expenses, if any, incurred by any of the Agents or (after the Obligations under the Senior Loan Agreement have been paid in cash in full) the Administrative Agent in the collection or handling thereof and (b) with respect to any other Asset Disposition, the proceeds received in connection therewith net of (i) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrowers or any of their Subsidiaries in connection therewith (in each case, paid to non-Affiliates), (ii) transfer taxes, (iii) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (iv) an appropriate reserve for income taxes in accordance with GAAP in connection therewith.

"Net Securities Proceeds": the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the issuance of Securities of or incurrence of Indebtedness by a Borrower or its Subsidiaries.

"New Information System": the enterprise resource planning system consisting of licensed software, purchased or leased hardware, consulting services and related expenses which Recoton and its Subsidiaries are in the process of contracting for and implementing.

"Non-Excluded Taxes": as defined in Section 2.9.

"Notes": the collective reference to any promissory note evidencing Loans.

"1997 Note Purchase Agreements": collectively, the separate Note Purchase Agreements, each dated January 6, 1997, between Recoton and each of the purchasers named in Annex 1 thereto as amended, supplemented or modified prior to the closing of the transactions contemplated hereunder.

"1998 Note Purchase Agreement": the Note Purchase Agreement, dated as of September 1, 1998, between Recoton and the purchaser named in Annex 1 thereto as amended, supplemented or modified prior to the closing of the transactions contemplated hereunder.

"1999 Securities Purchase Agreement": the Securities Purchase Agreement dated as of February 4, 1999, between the Borrower and each of the purchasers named in Annex 1 thereto as amended, supplemented or modified time to time.

"Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of any Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

"Patent Security Agreement": the Patent Security Agreement dated as of even date herewith among the Loan Parties and the Senior Agent on behalf of the Agents, Senior Lenders, the Administrative Agent and the Lenders, as the same way be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms.

"Participant": as defined in Section 9.6(b).

"Payment Office": the office of the Administrative Agent set forth in Section 9.2.

"Payoff Letter": The letter agreement dated the date hereof delivered pursuant to the Senior Loan Agreement by The Chase Manhattan Bank and the other existing creditors of Recoton signatory thereto and pursuant to which the Master Restructuring Agreement dated as of September 8, 1999 is terminated.

"Permitted Encumbrances": the following types of Liens: (a) Liens (other than Liens relating to Environmental Claims or ERISA) for taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such Loan Party or such Subsidiary has established appropriate reserves as shall be required in conformity with GAAP; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than 30 days delinquent and that attach only to Real Estate, fixtures and equipment; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (d) easements, rights-of-way, zoning restrictions, licenses and other similar charges or encumbrances affecting the use of real property not interfering in any material respect with the ordinary conduct of the business of any Loan Party or any of its Subsidiaries; (e) Liens for purchase money obligations, provided that (i) the Indebtedness secured by any such Lien is permitted under subsection 7.1, and (ii) such Lien encumbers only the asset so purchased; (f) Liens in favor of the Senior Agent, on behalf of the Agents, the Senior Lenders, the Administrative Agent and Lenders; (g) Liens on deposits on other property of the Borrower or any Subsidiary to secure up to $500,000 of insurance obligations incurred in the ordinary course of business; (h) Liens on the Inventory of the Borrowers or any of their Subsidiaries that is consigned in an aggregate amount not to exceed $500,000 at any one time outstanding; (i) any interest or title of a lessor or sublessor under any real property lease not prohibited by this Agreement; (j) Liens set forth on Schedule 1.1(D); and; (k) Liens arising in respect of judgments in an aggregate amount of less than $2,000,000 at any one time outstanding in circumstances not constituting a Default or an Event of Default.

"Person": includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

"Pledge Agreements": the collective reference to the Pledge Agreement dated as of October 31, 2000 delivered by the Pledgors (as defined therein) in favor of the Senior Agent on behalf of the Agents, the Senior Lenders, the Administrative Agent and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time, as attached as Exhibit G hereto and any other agreements pursuant to which some or all of the Capital Stock of a Foreign Subsidiary is pledged by any Loan Party or Foreign Subsidiary to the Senior Agent, on behalf of the Agents (as defined in the Senior Loan Agreement as of the date hereof), the Senior Lenders, the Administrative Agent and the Lenders, on or after the date hereof, (including, without limitation, the German Pledge Agreement, the Hong Kong Pledge Agreement, the Italy Pledge Agreement and the UK Pledge Agreement, each as defined in the Senior Loan Agreement) as amended, supplemented or modified.

"Real Estate": as defined in Section 3.5.

"ReCone": Recone, Inc., a Delaware corporation.

"Recoton" has the meaning assigned to that term in the preamble.

"Recoton Canada": Recoton Canada Ltd., an Ontario corporation.

"Recoton Germany": Recoton German Holdings GmbH, a corporation organized under the laws of the Federal Republic of Germany.

"Recoton Italy": Recoton Italia s.r.l., a corporation incorporated under the laws of Italy.

"Recoton UK": Recoton (UK) Limited, a corporation incorporated under the laws of England and Wales.

"Register": as defined in Section 9.6(d).

"Regulation T": Regulation T of the Board as in effect from time to time.

"Regulation U": Regulation U of the Board as in effect from time to time.

"Regulation X": Regulation X of the Board as in effect from time to time.

"Related Agreements": the Senior Loan Documents, the 1999 Securities Purchase Agreement, the Payoff Letter, the documents and agreements evidencing the German Facility and all other documents, agreements and instruments in connection with the foregoing.

"Release": any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any property, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

"Required Lenders": at any time prior to the funding of the Commitments the holders of at least 51% of the Commitments and thereafter the holders of at least 51% of the aggregate principal amount of Loans then outstanding.

"Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

"Responsible Officer": any president, vice president, chief financial officer, treasurer or assistant treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer or assistant treasurer of the Borrower.

"Restricted Junior Payment": (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity interest of any Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely with shares of the class of stock on which such dividend is declared or any properly and legally declared dividend which is not paid in cash; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Subordinated Debt or any shares of any class of stock of any Borrower or any of its Subsidiaries now or hereafter outstanding, or the issuance of a notice of an intention to do any of the foregoing; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of a Borrower or any of its Subsidiaries now or hereafter outstanding; and (d) any payment by a Borrower or any of its Subsidiaries of any management, consulting or similar fees to any Affiliate other than a Loan Party, whether pursuant to a management agreement or otherwise in excess of $100,000 as to any Person per Fiscal Year, or in excess of $250,000 in the aggregate in any Fiscal Year (it being understood that fees paid to directors of Recoton for services as directors or on committees of the Board are not considered as management, consulting or similar fees).

"Securities": stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing..

"Security Agreement": the Agreement, dated as of October 31, 2000 (as amended, supplemented or modified from time to time), made by the Debtors (as defined therein) in favor of the Senior Agent for the benefit of the Agents (as defined in the Senior Loan Agreement), the Senior Lenders, the Administrative Agent and the Lenders, as attached as Exhibit D hereto.

"Security Documents": the collective reference to the Guaranties, the Mortgages, the Security Agreement, the Pledge Agreements, Copyright Security Agreement, Patent Security Agreement, Trademark Security Agreement, Canada Security Agreement, and all other security documents including, without limitation, any pledge of the stock of an Foreign Subsidiary and any financing statements now or hereafter delivered to the Senior Agent purporting to grant a Lien on any assets of any Person to secure the obligations and liabilities of any Loan Party (as defined in the Senior Loan Agreement) under any Senior Loan Document or any Loan Party under any Loan Document.

"Senior Agent": Heller Financial, Inc. and its successors and assigns.

"Senior Debt": subject to the Subordination Agreement, at any time the outstanding extensions of credit under the Senior Loan Agreement.

"Senior Lenders": the financial institutions from time to time party to the Senior Loan Agreement.

"Senior Loan Agreement": the Loan Agreement dated as of October 31, 2000, among the Borrowers (as defined therein), Heller Financial, Inc., General Electric Capital Corporation as agents and the financial institutions from time to time party thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms of the Subordination Agreement.

"Senior Loan Documents": the "Loan Documents" as defined in the Senior Loan Agreement on the date hereof.

"Solvent": with respect to the Loan Parties on a consolidated basis that they (a) own assets the fair salable value of which are greater than the total amount of their liabilities (including contingent liabilities); (b) have capital that is not unreasonably small in relation to their business as presently conducted or any contemplated or undertaken transaction; and (c) do not intend to incur and do not believe that they will incur debts beyond their ability to pay such debts as they become due.

"Subordinated Debt": (i) the $35,000,000 of Senior Subordinated Notes of Recoton due February 4, 2004 issued pursuant to the 1999 Securities Purchase Agreement and (ii) any other debt which by its terms is subordinate and junior in right of payment to the Obligations.

"Subordination Agreement": the Subordination and Intercreditor Agreement dated as of the date hereof among the Administrative Agent and the Lenders (as Subordinated Creditors), Heller Financial, Inc., in its capacity as administrative agent on behalf of the Agents and all Senior Lenders, and the Loan Parties, substantially in the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.

"Subsidiary": with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

"Trademark Security Agreement": the Trademark Security Agreement dated as of even date herewith among the Loan Parties and the Senior Agent on behalf of the Agents, Senior Lenders, the Administrative Agent and the Lenders, as the same may be amended, supplemented restated or otherwise modified from time to time in accordance with its terms.

"Tranche A Commitment": as to any Tranche A Lender, the amount of such Lender's commitment hereunder set forth opposite such Lender's name on Schedule 1.1(A).

"Tranche B Commitment": as to any Tranche B Lender, the amount of such Lender's commitment hereunder set forth opposite such Lender's name on Schedule 1.1(B).

"Tranche A Lender": each Lender listed on Schedule 1.1(A).

"Tranche B Lender": each Lender listed on Schedule 1.1(B).

"Tranche A Loans": as defined in Section 2.1.

"Tranche B Loans": as defined in Section 2.1.

"Tranche A Note": a promissory note substantially in the form attached as Exhibit B-1 hereto.

"Tranche B Note": a promissory note substantially in the form attached as Exhibit B-2 hereto.

"Transferee": as defined in Section 9.15.

                     1.2 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

                     (a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                     (b) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                     (c) The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

                     (d) Unless the context otherwise requires, and except as otherwise provided herein a reference to any document, instrument or agreement includes, except as otherwise specified in a particular document, instrument or agreement, any amendment or supplement to, or modification of, such document, instrument or agreement, entered into from time to time in accordance with the terms of the document, instrument or agreement.

                     (e) Unless the context otherwise requires, a reference to any Person includes its successors and permitted assigns.

                     (f) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

                     2.1 Term Loan Commitments. Subject to the terms and conditions hereof, (a) each Tranche A Lender severally agrees to make a term loan (each a "Tranche A Loan") to the Borrowers in an amount not to exceed the amount of the Tranche A Commitment of such Tranche A Lender and (b) each Tranche B Lender severally agrees to make a term loan (each a "Tranche B Loan" and collectively with the Tranche A Loans, the "Loans") to the Borrowers in an amount not to exceed the amount of the Tranche B Commitment of such Tranche B Lender. The Loans shall be made without the exchange of any cash by setting off the amount of the Loans to be made by each Lender against the amount owed by the Borrowers to such Lenders on the Closing Date with respect to the Existing Lender Obligations. The Loans shall at all times be ABR Loans. Any such Loans that are repaid or prepaid hereunder shall not be reborrowed.

                     2.2 Procedure for Borrowing. The Borrowers shall give the Administrative Agent irrevocable telephonic notice (which notice shall be received prior to 2:00 p.m. on the Closing Date) requesting that the Lenders make the Loans on the Closing Date. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof.

                     2.3 Repayment of Loans; Evidence of Debt. The Borrowers hereby unconditionally promise to pay to the Administrative Agent (1) for the account of the appropriate Tranche A Lender the principal amount of the Tranche A Loan of such Tranche A Lender and (2) for the account of the appropriate Tranche B Lender the principal amount of the Tranche B Loan of such Tranche B Lender on the Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Section 7); provided, however, that on the Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Section 7) all principal and interest outstanding on all Tranche A Loans shall be paid in full before any principal and interest outstanding on any Tranche B Loans shall be paid. The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.6. So long as the Loans have not been accelerated pursuant to Section 7.1, prior to the Maturity Date, interest payments may be made to Tranche B Lenders on the Tranche B Loans in accordance with Section 2.6 prior to repayment in full of the Tranche A Loans.

                     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

                     (b) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender's share thereof.

                     (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Sections 2.3(b) and 9.6(d) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to such Borrowers by such Lender in accordance with the terms of this Agreement.

                     The Borrowers agree that, upon the request to the Administrative Agent by any Lender, the Borrowers will execute and deliver (1) to such Tranche A Lender a promissory note of the Borrowers evidencing the Tranche A Loans of such Tranche A Lender and (2) to such Tranche B Lender a promissory note of the Borrowers evidencing the Tranche B Loans of such Tranche B Lender, substantially in the forms of Exhibit B-1 and Exhibit B-2, respectively, with appropriate insertions as to date and principal amount.

                     2.4 Optional Prepayments. Subject to the terms of the Subordination Agreement, the Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least one Business Day prior thereto, which notice shall specify the date and amount of prepayment; provided, however, that the Tranche B Loans may not be prepaid pursuant hereto until all outstanding principal and interest due on the Tranche A Loans has been paid in full. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. Amounts so prepaid may not be reborrowed.

                     2.5 Mandatory Prepayments. (a) Subject to the terms of the Subordination Agreement if on any date the Borrowers or any of their respective Subsidiaries shall receive any Net Proceeds or Net Securities Proceeds, then 100% of such Net Proceeds or Net Securities Proceeds shall be applied on such date toward the prepayment in full of the outstanding Loans; provided, however, that with respect to any Net Securities Proceeds generated by the InterAct International IPO, such Net Securities Proceeds shall prepay the Obligations only after the indefeasible repayment in full in cash of the Senior Debt and only in an amount equal to the amounts that would have been applied to the Senior Debt (had it been outstanding) under the terms of Sections 2.4(B)(6) of the Senior Loan Agreement as in effect on the date hereof.

                     (b) Without duplication of the amounts referred to in Section 2.5(a), subject to the terms of the Subordination Agreement and after the indefeasible repayment in full in cash of the Senior Debt, the Borrowers shall prepay the Obligations in an amount equal to the amounts that would have been applied to the Senior Debt (had it been outstanding) under the terms of Sections 2.4(B) (3) through (5) of the Senior Loan Agreement as in effect on the date hereof.

                     (c) Amounts prepaid under this Section 2.5 shall not be reborrowed.

                     (d) All payments made pursuant to this Section 2.5 shall be applied in accordance with the order of application of proceeds set forth in Section 7.2 hereof.

                     2.6 Interest Rates and Payment Dates. Each Loan shall bear interest at a rate per annum equal to the ABR plus 5.75%.

                     (a) (i) If all or a portion of the principal amount of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) and any such overdue amounts shall bear interest at a rate per annum which is equal to ABR plus 7.75% from the date of such non-payment until such overdue amount is paid in full (as well after as before judgment).

                     (b) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section 2.6 shall be payable from time to time on demand.

                     2.7 Computation of Interest. Interest payable pursuant hereto shall be calculated on the basis of a 365- (or 366- as the case may be) day year for the actual days elapsed. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

                     2.8 Pro Rata Treatment and Payments. The borrowing by the Borrowers from the Tranche A Lenders hereunder shall be made pro rata according to the respective Tranche A Commitment of the relevant Tranche A Lenders. The borrowing by the Borrowers from the Tranche B Lenders hereunder shall be made pro rata according to the respective Tranche B Commitment of the relevant Tranche B Lenders.

                     (a) Each payment (including each prepayment) by the Borrowers on account of principal and interest on the Tranche A Loans shall be made pro rata according to the respective outstanding principal amounts of the Tranche A Loans then held by the Tranche A Lenders. Each payment (including each prepayment) by the Borrowers on account of principal and interest on the Tranche B Loans shall be made pro rata according to the respective outstanding principal amounts of the Tranche B Loans then held by the Tranche B Lenders. Amounts prepaid on account of the Loans may not be reborrowed.

                     (b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

                     (c) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

                     2.9 Taxes. All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                     (a) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

(i) deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender pursuant to subsection 9.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection.

                     2.10 Change of Lending Office. Each Lender agrees that if it makes any demand for payment under subsection 2.9(a), it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or eliminate the need for the Borrower to make payments under subsection 2.9(a).

                     2.11 Joint and Several Liability of Borrowers. Each of Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

                     (a) Each of Borrowers, jointly and severally, hereby, irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this subsection 2.11), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Person comprising Borrowers without preferences or distinction among them.

                     (b) Each Borrower expects to derive substantial benefit, directly or indirectly, from the making of the Loans.

                     (c) If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons comprising Borrowers will make such payment with respect to, or perform, such Obligation.

                     (d) The Obligations of each Borrower under the provisions of this subsection 2.11 constitute the absolute and unconditional, full recourse Obligations of such Borrower enforceable against such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

                     (e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each of Borrowers assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this subsection 2.11 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this subsection 2.11, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrower under this subsection 2.11 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this subsection 2.11 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or the Administrative Agent or any Lender. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any Borrower or Agent or any Lender.

                     (f) The provisions of this subsection 2.11 are made for the benefit of the Administrative Agent, the Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all of Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, any Lender, or any successor or assign to first marshal any of its or their claims or to exercise any of its or their rights against any of other Borrowers or to exhaust any remedies, available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this subsection 2.11 shall remain in effect until all of the Obligations shall have been indefeasibly paid in full in cash or otherwise fully satisfied to the satisfaction of the Administrative Agent and the Lenders. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any of the Administrative Borrowers, or otherwise, the provisions of this subsection 2.11 will forthwith be reinstated in effect, as though such payment had not been made.

                     (g) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Administrative Agent or the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been indefeasibly paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Administrative Agent or any Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior indefeasible payment in full, in cash, of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be indefeasibly paid in full, in cash, before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

                     (h) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the Indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full, in cash, of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any Indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been indefeasibly paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Administrative Agent, and such Borrower shall at any time following the indefeasible payment in full of the Senior Debt deliver any such amounts to Administrative Agent for application to the Obligations in accordance with subsection 7.1.

                     (i) Each Borrower hereby agrees that to the extent that a Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against any other Borrower hereunder in accordance with the terms and provisions of Section 2.5 of the Guaranty. Each Borrower's right of contribution shall be subject to the terms and conditions of this subsection 2.11. The provisions of this subsection 2.11(j) shall in no respect limit the obligations and liabilities of any Borrower or Guarantor to the Administrative Agent and the Lenders, and each Borrower and Guarantor shall remain liable to the Administrative Agent or the Lenders for the full amount of the Obligations.

                     2.12 Recoton as Agent for Borrowers. Each Borrower hereby irrevocably appoints Recoton as the borrowing agent and attorney-in-fact for all Borrowers ("Administrative Borrower") which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower to (i) provide all notices and instructions under this Agreement, (ii) take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and (iii) receive and distribute accordingly the proceeds from the Loans. Each Borrower hereby jointly and severally agrees to indemnify each Lender and the Administrative Agent and hold each Lender and the Administrative Agent harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lenders and the Administrative Agent by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the Lenders' or the Administrative Agent's relying on any instructions of the Administrative Borrower, or (b) any other action taken by the Lenders or the Administrative Agent hereunder or under the other Loan Documents, except that Borrowers will have no liability under this subsection 2.12 with respect to any liability that has been finally determined by final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Lender or the Administrative Agent.

SECTION 3. REPRESENTATIONS AND WARRANTIES

           To induce the Administrative Agent and each Lender to enter into the Loan Documents and to make the Loans on the Closing Date, each Loan Party represents, warrants and covenants to the Administrative Agent and each Lender that the following statements are and will be true, correct and complete and, unless specifically limited, shall remain so for so long as any of the Commitments hereunder shall be in effect and until payment in full of all Obligations:

                     3.1 Organization, Powers, Capitalization.

                     (a) Organization and Powers. Each of the Loan Parties is a corporation duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (which jurisdiction is set forth on Schedule 3.1(a)) and qualified to do business in all jurisdictions where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties (i) has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into each Loan Document and any Related Agreements to which it is a party, (ii) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all national, federal, state, provincial, municipal or other governmental authorities having jurisdiction, to the extent required for such ownership, operation and conduct and (iii) is in compliance with its charter and bylaws or partnership, operating agreement or other organizational and governing documents, as applicable.

                     (b) Capitalization. The authorized and issued capital stock or other equity interest of each of the Loan Parties and its respective Subsidiaries is as set forth on Schedule 3.1(a), including all preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party (other than the Borrower) of any shares of capital stock or other equity interest or other securities of any such entity. All issued and outstanding shares of capital stock or other equity interest of each of the Loan Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of the Senior Agent for the benefit of the Agents, the Administrative Agent and Lenders, and such shares were issued in compliance with all applicable state, provincial, federal and foreign laws concerning the issuance of securities. Each Loan Party (other than the Borrower) will promptly notify the Administrative Agent and the Senior Agent of any change in its ownership or corporate structure.

                     3.2 Authorization of Borrowing, No Conflict. Each Loan Party has the power and authority to incur the Obligations and to grant liens or security interests in the Collateral. On the Closing Date, the execution, delivery and performance of the Loan Documents and each Related Agreement by each Loan Party signatory thereto will have been duly authorized by all necessary corporate and shareholder or equivalent action. The execution, delivery and performance by each Loan Party of each Loan Document and each Related Agreement to which it is a party and the consummation of the transactions contemplated by the Loan Documents by each Loan Party (i) do not contravene any applicable law, the corporate charter or bylaws (or equivalent governing and organizational documents) of any Loan Party or any material agreement or any order by which any Loan Party or any Loan Party's property is bound, (ii) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Loan Party is a party or by which such Loan Party or any of its property is bound; (iii) do not result in the creation or imposition of any Lien upon any of the property of such Loan Party other than those in favor of the Senior Agent, on behalf of the Agents, the Senior Lenders, the Administrative Agent and the Lenders, pursuant to the Security Documents and any Related Agreements; and (iv) do not require the consent or approval of any Governmental Authority or any other Person, except those which will have been duly obtained, made or complied with prior to the Closing Date. The Loan Documents are the legally valid and binding obligations of the applicable Loan Parties respectively, each enforceable against the Loan Parties party thereto, as applicable, in accordance with their respective terms.

                     3.3 Financial Condition. All financial statements concerning the Borrower and its Subsidiaries furnished by or on behalf of the Borrower or its Subsidiaries to the Senior Agent pursuant to the Senior Loan Documents and the Administrative Agent pursuant to this Agreement have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and present fairly, in all material respects, the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended. The Projections (as defined in the Senior Loan Agreement on the date hereof) delivered by the Borrower and certain of its Subsidiaries pursuant to the Senior Loan Agreement, copies of which will be delivered to the Administrative Agent and the Lenders, will be prepared in light of the past operations of the business of the Borrower and its Subsidiaries, and such Projections will represent the good faith estimate of each Borrower and its senior management concerning the most probable course of its business as of the date such Projections are delivered.

                     3.4 Indebtedness and Liabilities. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has (a) any Indebtedness over $100,000 in the aggregate except as reflected on the most recent consolidating financial statements delivered to Administrative Agent and Lenders; or (b) any Liabilities over $100,000 in the aggregate other than as reflected on the most recent consolidating financial statements delivered to Administrative Agent and Lenders or as incurred in the ordinary course of business following the date of the most recent financial statements delivered to Administrative Agent and Lenders. The Borrower shall promptly deliver to the Senior Agent and the Administrative Agent copies of all notices given or received by Borrowers and any of its Subsidiaries with respect to noncompliance with any term or condition related to any Senior Debt, any Subordinated Debt or other Indebtedness, and shall promptly notify Administrative Agent of any potential or actual Event of Default with respect to such Senior Debt, Subordinated Debt or other Indebtedness.

                     3.5 Title to Properties; Liens. Each Loan Party and each of its Subsidiaries has good, sufficient and legal title to or valid leasehold interests in, all of its respective material properties (including, without limitation, the Collateral) and assets, in each case, free and clear of all Liens except Permitted Encumbrances. As of the Closing Date, the real estate ("Real Estate") listed on Schedule 3.5 constitutes all of the real property owned, leased, subleased, or used by any Loan Party. Each Loan Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and subsisting leasehold interests in all of its leased Real Estate, all as described on Schedule 3.5, and copies of all such leases or a summary of terms thereof reasonably satisfactory to the Senior Agent have been delivered to the Senior Agent. Schedule 3.5 further describes any Real Estate with respect to which any Loan Party is a lessor, sublessor or assignee as of the Closing Date.

                     3.6 Litigation; Adverse Facts. As of the Closing Date, there are no judgments outstanding against any Loan Party or affecting any property of any Loan Party nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the best knowledge of the Loan Parties after due inquiry, threatened against or affecting any Loan Party or any property of any Loan Party which could reasonably be expected to result in any Material Adverse Effect. Promptly upon any executive officer of the Borrower obtaining knowledge of (a) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by the Borrowers to the Administrative Agent or (b) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party, in each case which could reasonably be expected to have a Material Adverse Effect, the Borrower will promptly give notice thereof to the Administrative Agent and provide such other information as may be reasonably available to enable the Administrative Agent and its counsel to evaluate such matter.

                     3.7 Payment of Taxes. All material tax returns and reports of each Loan Party and each of its Subsidiaries required to be filed by any of them have been timely filed and are complete and accurate in all material respects. All taxes, assessments, fees and other governmental charges which are due and payable by each Loan Party and each of its Subsidiaries have been paid when due; provided that no such tax need be paid if a Loan Party or one of its Subsidiaries is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if such Loan Party or such Subsidiary has established appropriate reserves as shall be required in conformity with GAAP. As of the Closing Date, except as set forth in Schedule 3.7, none of the income tax returns of any Loan Party or any of their Subsidiaries are under audit and each Loan Party shall promptly notify Administrative Agent in the event that any of such Loan Party's or any of its Subsidiaries' income tax returns become the subject of an audit. No tax liens have been filed against a Loan Party or any of its Subsidiaries. The charges, accruals and reserves on the books of each Loan Party and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

                     3.8 Performance of Agreements. None of the Loan Parties and none of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material contractual obligation of any such Person, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

                     3.9 Employee Benefit Plans. With respect to Employee Benefit Plans, each Loan Party, each of its respective Subsidiaries and each ERISA Affiliate (other than Recoton Canada) are in compliance, and will continue to remain in compliance, in all material respects with all applicable provisions of ERISA, the Code and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans and with the terms of such Employee Benefit Plans. No material liability has been incurred by any Loan Party, any Subsidiaries or any ERISA Affiliate which remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan. No ERISA Event has occurred or is reasonably likely to occur. No Loan Party or its ERISA Affiliates contribute to or have any liability with respect to any Multiemployer Plan. As to any Canadian Pension Plans (as defined in the Senior Loan Agreement) of the Borrowers or the other Loan Parties: (1) the Canadian Pension Plans are duly registered under all applicable provincial pension benefits legislation; (2) all obligations of the Borrowers or the other Loan Parties (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans or the funding agreements therefor have been performed in a timely fashion. There are no outstanding disputes concerning the assets held pursuant to any such funding agreement; (3) all contributions or premiums required to be made by the Borrowers or the other Loan Parties to the Canadian Pension Plans have been made in a timely fashion in accordance with the terms of the Canadian Pension Plans and applicable laws and regulations; (4) all employees contributions to the Canadian Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by the Borrowers or the other Loan Parties, as applicable, and fully paid into the Canadian Pension Plans in a timely fashion; (5) all reports and disclosures relating to the Canadian Pension Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion; (6) there have been no improper withdrawals, or applications of, the assets of any of the Canadian Pension Plans; (7) no amount is owning by any of the Canadian Pension Plans under the Income Tax Act (Canada) or any provincial taxation statute; (8) the Canadian Pension Plans are fully funded both on an ongoing basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles); (9) the Borrowers, after diligent enquiry, have neither any knowledge, nor any grounds for believing, that any of the Canadian Pension Plans is the subject of an investigation, any other proceeding, an action or a claim. There exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim. The Loan Parties or any of their Subsidiaries shall not establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan if the liability or increased liability resulting from such establishment or amendment is material. Schedule 3.9 lists all the Employee Benefit Plans of the Loan Parties.

                     3.10 Broker's Fees. No broker's or finder's fee or commission will be payable with respect to any of the transactions contemplated hereby.

                     3.11 Environmental Matters. Each Loan Party (including without limitation, all operations and conditions at or in the real estate presently owned and operated by such Loan Party) is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by such Loan Party of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. Each Loan Party has not received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, alleging that such Loan Party is not in such compliance, and there are no past or present actions, activities, circumstances conditions, events or incidents that may prevent or interfere with such compliance in the future.

                     (a) There is no Environmental Claim pending or threatened against any Loan Party or, to the best knowledge of such Loan Party, against any Person whose liability for any Environmental Claim such Loan Party has or may have retained or assumed either contractually or by operation of law, in each such case which, individually or in the aggregate, would have a Material Adverse Effect.

                     (b) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Material, which could reasonably be expected to form the basis of any Environmental Claim against any Loan Party, or to the best knowledge of such Loan Party, against any Person whose liability for any Environmental Claim such Loan Party has or may have retained or assumed either contractually or by operation of law, in each such case which would have a Material Adverse Effect.

                     (c) Each Loan Party has not, and to the best knowledge of such Loan Party, no other Person has placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property currently or formerly owned, operated or leased by such Loan Party, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of such Loan Party (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws and in a manner such that there has been no Release of any such substances), in each case, which, individually or in the aggregate, would have a Material Adverse Effect.

                     (d) No Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any real estate owned or leased by a Loan Party.

                     3.12 Solvency. From and after the date of this Agreement, the Loan Parties are and will be Solvent.

                     3.13 Disclosure. No representation or warranty of a Loan Party or any of its Subsidiaries contained in this Agreement, the financial statements, the other Loan Documents, any Related Agreements, or any other document, certificate or written statement furnished to the Administrative Agent or any Lender by or on behalf of a Loan Party for use in connection with the Loan Documents or any Related Agreements contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There is no material fact known to any Loan Party that has had or could have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Administrative Agent or any Lender for use in connection with the transactions contemplated hereby.

                     3.14 Insurance. Each Loan Party and its Subsidiaries maintains adequate insurance policies for public liability, property damage, product liability, and business interruption with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts acceptable to the Senior Agent. Schedule 3.14 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Loan Party.

                     3.15 Compliance with Laws. Each Loan Party and its Subsidiaries are not in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, including, without limitation, any Environmental Law, which violation would subject such Loan Party or its Subsidiaries, or any of their respective officers to criminal liability or have a Material Adverse Effect and no such violation has been alleged.

                     3.16 Employee Matters. Except as set forth on Schedule 3.16, (a) no Loan Party nor any of such Loan Party's employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrowers after due inquiry, threatened between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business, which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.16, the Borrower and its Subsidiaries are not subject to any written employment contract.

                     3.17 Governmental Regulation. None of the Loan Parties is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal, state or foreign statute or regulation limiting its ability to incur indebtedness for borrowed money.

                     3.18 Currency Controls. There are no controls on payments by any Governmental Authority which could interfere with payments of obligations under the Loan Documents.

                     3.19 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Loan Party, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any of the material customers or the business relationship of any Loan Party with any supplier material to its operations.

                     3.20 Subordinated Debt. As of the Closing Date, the Borrowers have delivered to the Administrative Agent a complete and correct copy of the First Amendment to Securities Purchase Agreement dated as of the date hereof among Recoton Corporation, The Prudential Insurance Company of America and ING (U.S.) Capital LLC (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). The subordination provisions of the 1999 Securities Purchase Agreement are enforceable against the holders of the Subordinated Debt by the Administrative Agent and the Lenders. All Obligations constitute senior Indebtedness entitled to the benefits of the subordination provisions contained in the 1999 Securities Purchase Agreement. Borrowers acknowledge that the Administrative Agent and each Lender are entering into this Agreement and are extending the Commitments in reliance upon the subordination provisions of the 1999 Securities Purchase Agreement and this subsection 3.20.

SECTION 4. CONDITIONS PRECEDENT

           The agreement of each Lender to make the Loans requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Loans on the Closing Date, of the following conditions precedent:

(i) Senior Loan Agreement Conditions. All conditions set forth in Section 3 of the Senior Loan Agreement shall have been satisfied.

(ii) Repayment of Existing Lender Obligations. The obligations under the LIFO Loan Documents and the Existing Lender Obligations shall have been repaid in full and all commitments under the LIFO Loan Documents and the Existing Credit Agreement shall have been terminated.

(iii) Loan Documents. The Administrative Agent shall have received each Loan Document, executed and delivered by a duly authorized officer of the Borrower or other relevant Loan Party, with a counterpart for each Lender.

(iv) Corporate Proceedings of the Loan Parties; Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower and each Subsidiary authorizing (A) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (B) the performance of all transactions contemplated under the Loan Documents, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be (x) in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded, and (y) executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower and each Subsidiary.

(v) Borrower Incumbency Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a Borrowing Certificate, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

(vi) Fees. The Borrower shall have (A) paid to the Administrative Agent for the Administrative Agent's own account any fee due to the Administrative Agent and (B) reimbursed, with respect to invoices received at least one Business Day prior to the Closing Date, each Lender and the Administrative Agent for all its reasonable costs and expenses, including without limitation, the reasonable fees and disbursements of counsel to each Lender and the Administrative Agent (including the allocated fees and expenses of in-house counsel) as provided in Section 9.5; provided that with respect to invoices received on or after the Closing Date, the Borrower shall reimburse the entity submitting such invoice in accordance with this Agreement as soon as practicable thereafter.

(vii) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of the Closing Date as if made on and as of such date except that if they relate to an earlier time shall be true and correct as of such earlier time.

(viii) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the extensions of credit requested to be made on such date.

(ix) Legal Opinions. The Administrative Agent shall have received, with a copy for each Lender, (i) with respect to this Agreement, the executed legal opinion of Stroock & Stroock & Lavan L.L.P., as counsel to the Borrowers and the other Loan Parties and (ii) with respect to each Security Document, a copy of each legal opinion delivered with respect thereto, which legal opinions shall be delivered for the benefit of the Senior Lenders and the Lenders.

SECTION 5. REPORTING AND OTHER AFFIRMATIVE COVENANTS; FINANCIAL COVENANTS

           Borrowers covenant and agree that, so long as any of the Commitments hereunder shall be in effect and until payment in full of all Obligations, Borrowers shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 5.

                     5.1 Financial Statements and Other Reports. Recoton will deliver to Administrative Agent the financial statements and other reports contained in the Reporting Rider attached as Schedule 5.1 hereto.

                     5.2 Maintenance of Properties. Each Loan Party will and will cause each of its Subsidiaries to maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of each Loan Party and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof.

                     5.3 Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority as now in effect and which may be imposed in the future in all jurisdictions in which such Loan Party or any of its Subsidiaries is now doing business or may hereafter be doing business, other than those laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

                     5.4 Use of Proceeds and Margin Security. Borrowers shall use the proceeds of all Loans for ordinary working capital and general corporate purposes (and as described in the recitals to this Agreement) consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of any Loan shall be used by Borrowers or any of their Subsidiaries for the purpose of purchasing or carrying margin stock within the meaning of Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act.

                     5.5 Year 2000. Each Borrower and each of its Subsidiaries has assessed the microchip and computer-based systems and the software used in its business and has determined that such systems and software are "Year 2000 Compliant". Borrowers have not experienced any disruption in its business or any material expense as a result of its systems and software, and those of its principal vendors, suppliers, and customers, failing to be Year 2000 Compliant, and Borrowers are not aware of any circumstances that would be reasonably likely to result in a material adverse change in the business or financial condition of any Borrower or any of their Subsidiaries as a result of the failure of Borrowers or any of their Subsidiaries to have become Year 2000 Compliant prior to January 1, 2000. For purposes of this paragraph, "Year 2000 Compliant" means that all software, embedded microchips and other processing capabilities utilized by, and material to the business operations or financial condition of, each Borrower and its Subsidiaries are able to interpret, store, transmit, receive and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenarios in relation to dates in and after the Year 2000.

                     5.6 Environmental Matters.

                     (a) Each Loan Party shall comply with all Environmental Laws and shall promptly take any and all necessary Cleanup action in connection with the Release or threatened Release of any Hazardous Materials on, under or affecting any real estate in order to comply with all applicable Environmental Laws and governmental authorizations, unless the failure to so comply could not reasonably be expected to have a Material Adverse Effect. In the event a Loan Party undertakes any Cleanup action with respect to the Release or threatened Release of any Hazardous Materials on or affecting any real estate, such Loan Party shall conduct and complete such Cleanup action in material compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, such Loan Party's liability for such presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Hazardous Materials is being contested in good faith by such Loan Party.

                     (b) Each Loan Party shall promptly advise the Administrative Agent in writing and in reasonable detail of (i) any Release or threatened Release of any Hazardous Materials required to be reported to any federal, state, local or foreign governmental or regulatory agency under any applicable Environmental Laws, (ii) any and all material written communications with respect to any pending or threatened Environmental Claims or Releases of Hazardous Materials, in each such case which, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect; (iii) any Cleanup performed by a Loan Party or any other Person in response to (x) any Hazardous Materials on, under or about any Real Estate, the existence of which has a reasonable possibility of resulting in an environmental liability having a Material Adverse Effect, or (y) any environmental liabilities that could have a Material Adverse Effect, and (iv) a Loan Party's discovery of any occurrence or condition on any property that could cause any Real Estate presently owned or operated by the Loan Party or its Subsidiaries or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws.

                     (c) Each Loan Party shall promptly notify the Administrative Agent of (i) any proposed acquisition of stock, assets, or property by such Loan Party that could reasonably be expected to expose such Loan Party and (ii) any proposed action to be taken by such Loan Party to commence manufacturing, industrial or other similar operations that could reasonably be expected to subject such Loan Party to additional Environmental Laws or governmental authorizations, that are materially different from the Environmental Laws applicable to the operations of such Loan Party.

                     Each Loan Party shall, at its own expense, provide copies of such documents or information as the Administrative Agent may reasonably request in relation to any matters disclosed pursuant to this subsection.

                     5.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default of which it is aware under this Agreement or under the Senior Loan Agreement;

(b) any development or event of which it is aware which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

                     5.8 Collateral Inspection Rights. Permit employees, representatives and/or agents of the Administrative Agent, at any time upon the Administrative Agent's reasonable request, during normal business hours, to enter into the premises of the Borrower and any of its Subsidiaries to conduct an audit, the reasonable cost and expense of which will be borne by the Borrower, of the assets of the Borrower and its Subsidiaries that comprise the Collateral.

                     5.9 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealing and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries and with its independent certified public accountants so long as representatives of the Borrower are given the opportunity to be present.

                     5.10 Use of Proceeds. Use the proceeds of the Loans only to refinance the portion of the Existing Lender Obligations that are outstanding on the Closing Date after the application of the proceeds of the Senior Loan Agreement.

SECTION 6. NEGATIVE COVENANTS

           Borrowers covenant and agree that so long as any of the Commitments remain in effect and until indefeasible payment in full of all Obligations and termination of all Lender Letters of Credit, each Borrower shall not and will not permit any of its Subsidiaries to:

                     6.1 Indebtedness and Liabilities. Directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except:

(a) the Obligations;

(b) Indebtedness (excluding Capital Leases) not to exceed $1,500,000 in the aggregate at any time outstanding;

(c) Indebtedness under Capital Leases (excluding Capital Leases in connection with the New Information System) in existence as of the Closing Date plus an additional $1,000,000 outstanding at any time in the aggregate; provided, however, that amounts of such Indebtedness reduced shall be allowed to be incurred again;

(d) Indebtedness in connection with the New Information System not to exceed $15,000,000 outstanding at any time in the aggregate;

(e) (i) Indebtedness of any Loan Party to any other Loan Party; (ii) Indebtedness of any Foreign Subsidiary to any Loan Party to the extent permitted under subsection 6.4(f); (iii) Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary; (iv) Indebtedness of any Loan Party to any Foreign Subsidiary; provided, however, that (1) any intercompany Indebtedness of any Loan Party permitted under this subsection 6.1(e) shall be subordinated in right of payment to the Obligations on terms satisfactory to the Senior Agent and evidenced by intercompany notes in form and substance satisfactory to the Administrative Agent, (2) all such intercompany notes shall be endorsed in blank or accompanied by note powers endorsed in blank and pledged and delivered to the Senior Agent, for the benefit of the Agents, Senior Lenders, Administrative Agent and the Lenders, (3) at the time any intercompany Indebtedness is incurred by any Loan Party pursuant to this subsection 6.1(e), and after giving effect thereto, the Loan Parties shall be Solvent; and (4) no Default or Event of Default exists or would occur and be continuing after giving effect to any proposed intercompany Indebtedness pursuant to this subsection 6.1(e).

(f) Indebtedness of Recoton in an amount not to exceed $5,518,399 plus accrued interest evidenced by a promissory note payable to the United States of America or an agency thereof delivered in settlement of obligations of Recoton arising out of the customs investigation discussed in Recoton's Form 8-K for an event which occurred on July 27, 1999;

(g) the Subordinated Debt;

(h) Indebtedness under the German Facility; provided, that the terms of the Indebtedness permitted under this subsection 6.1(h) can not be amended, increased, replaced or terminated without the prior written consent of the Required Lenders;

(i) Indebtedness existing on the Closing Date and identified on Schedule 6.1;

(j) Indebtedness of the type described in subsection 2.3(C) of the Senior Loan Agreement with respect to the issuance of debt securities of Recoton in a public offering or a private placement and which (1) the Net Securities Proceeds are used to pay down the Senior Debt or the Obligations as set forth in subsection 2.5, (2) shall be subordinate to the Obligations; (3) the terms and conditions shall be satisfactory to the Administrative Agent and the Required Lenders and (4) the documentation shall be satisfactory to the Administrative Agent and the Required Lenders;

(k) Indebtedness incurred by STD and its Subsidiaries to the extent supported by Lender Letters of Credit (as defined in the Senior Loan Agreement) (which amount as of the Closing Date is $12,400,000); and

(l) Indebtedness with respect to the obligations of Recoton Italy and Recoton UK referred to in subsection 6.2(e) and (f);

(m) Indebtedness of Recoton Italy with respect to letters of credit that are cash collateralized; and

(n) Senior Debt and any Permitted Refinancing (as defined in the Subordination Agreement).

           Borrowers will not, and will not permit any of their Subsidiaries to, incur any Liabilities except for Indebtedness permitted herein and trade and other payables and expenses arising in the ordinary course of business that are paid in accordance with the prior existing practices of the Borrowers.

                     6.2 Guaranties. Guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan or issuance of a letter of credit for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise except for:

(a) endorsements of instruments or items of payment for collection in the ordinary course of business;

(b) guaranties in existence on the date hereof and listed on Schedule 6.2; provided, that any such guaranty of the Subordinated Debt is subordinated to the Obligations in a manner satisfactory to the Administrative Agent;

(c) guaranties pursuant to this Agreement or the Senior Loan Documents;

(d) guaranties of the Indebtedness permitted under subsections 6.1 (b), (c) and (d);

(e) guaranties made in the ordinary course of business by a Loan Party with respect to Recoton Italy's obligations not to exceed in the aggregate $2,000,000 for all Loan Parties;

(f) guaranties made in the ordinary course of business by a Loan Party with respect to Recoton UK's obligations not to exceed in the aggregate $2,000,000 for all Loan Parties; and

(g) guaranties made in the ordinary course of business by (i) a Loan Party with respect to obligations of another Loan Party and (ii) a Foreign Subsidiary with respect to obligations of a Loan Party or any other Foreign Subsidiary, which obligations in each case are not otherwise prohibited by this Agreement; and

(h) The guaranty made by Recoton of the obligation incurred by Recoton Germany under the German Facility.

                     6.3 Transfers, Liens and Related MattersTransfers. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral or the assets of such Person, except that Borrowers and their Subsidiaries may (i) sell or otherwise dispose of Inventory in the ordinary course of business; (ii) sell, transfer or discount without recourse, in the ordinary course of business, accounts receivables arising in the ordinary course of business in connection with the compromise or collection thereof or in connection with the receipt of proceeds under credit insurance; provided, that such proceeds are applied to prepay the Senior Debt in accordance with its terms or as otherwise provided in Section 2.5; (iii) sell or otherwise dispose of worn out, obsolete or surplus equipment and fixtures, so long as the Net Proceeds are applied to the prepayment of the Senior Debt in accordance with its terms or as otherwise provided in Section 2.5; (iv) subject to the provisions of the Security Documents, transfer, sell or assign Collateral or other assets to another Loan Party (including in connection with the dissolution, liquidation or winding up of any Subsidiary set forth on Schedule 6.6); (v) make other Asset Dispositions if all of the following conditions are met: (1) the market value of assets sold or otherwise disposed of in one or a series of related transactions does not exceed $250,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $1,000,000; (2) the consideration received is at least equal to the fair market value of such assets; (3) the sole consideration received is cash; provided, that trade-ins for which the cash value of such trade-in is applied against the purchase price of new equipment so purchased shall be deemed to be cash; (4) the Net Proceeds of such Asset Disposition are applied to the prepayment of Senior Debt in accordance with its terms or as otherwise provided in Section 2.5; (5) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayments required above with the proceeds thereof, each Borrower is in compliance on a pro forma basis with the covenants set forth in the Financial Covenants Rider (as defined in the Senior Loan Agreement on the date hereof) recomputed for the most recently ended month for which information is available and showing it will be in compliance as of the date thereof and in the future, and is in compliance with all other terms and conditions contained in this Agreement; and (6) no Default or Event of Default shall then exist or result from such sale or other disposition; and (vii) consummate the InterAct International IPO. Notwithstanding anything to the contrary contained herein (x) Recoton shall be permitted to sell its stock (provided that the proceeds thereof shall be applied to the Senior Debt in accordance with its terms; and grant options in accordance with its existing stock option plans and warrants in its reasonable business judgment, (y) InterAct International shall be permitted to sell its stock in accordance with subsection 2.4(B)(6) of the Senior Loan Agreement; and options on the stock of InterAct International may be granted, and stock may be issued upon exercise of such options, to employees and directors of InterAct International as described in Schedule 11.1(C) of the Senior Loan Agreement and (z) subject to the provisions of the Security Documents any Subsidiary can sell stock to its parent to the extent permitted by subsection 6.4(c), (g), (h) and (i).

                     (b) Liens. Except for Permitted Encumbrances, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral or the assets of such Person or any proceeds, income or profits therefrom.

                     (c) No Negative Pledges. Enter into or assume any agreement (other than the Loan Documents, the Notes under the 1999 Securities Purchase Agreement or the Senior Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

                     (d) No Restrictions on Subsidiary Distributions to Borrowers. Except as provided herein (or in the Senior Loan Documents or the 1999 Securities Purchase Agreement), directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's capital stock or other equity interest owned by a Borrower or any Subsidiary of a Borrower; (2) pay any indebtedness owed to a Borrower or any other Subsidiary; (3) make loans or advances to a Borrower or any other Subsidiary; or (4) transfer any of its property or assets to a Borrower or any other Subsidiary.

                     6.4 Investments and Loans. Make or permit to exist any Investments in any other Person, except:

(a) Borrowers may make and maintain Investments in Cash Equivalents consistent with the cash management system and subject to securities account control agreements in form and substance satisfactory to the Senior Agent;

(b) Foreign Subsidiaries may make and maintain Investments in Cash Equivalents;

(c) Borrowers and their Subsidiaries may (i) continue loans made to employees and former employees as set forth in Schedule 6.4(c) which loans, after the Closing Date, may not be increased or reborrowed, (ii) InterAct International may make loans to employees of InterAct International for the purpose of exercising options to purchase capital stock in InterAct International as described in Schedule 11.1(C) to the Senior Loan Agreement and (iii) the Borrowers and their Subsidiaries may make and maintain additional loans and advances to employees in an aggregate outstanding amount not in excess of $2,000,000 at any time;

(d) Borrowers and their Subsidiaries may make and maintain extensions of trade credit in the ordinary course of business;

(e) Borrowers and their Subsidiaries may make and maintain Investments existing as of the Closing Date in their respective Subsidiaries as set forth in Schedule 6.4(e);

(f) after the Closing Date, Loan Parties may make and replenish Investments in:
(1) Recoton UK up to $2,000,000 in the aggregate (including guaranties);

(2) Recoton Italy up to $2,000,000 in the aggregate (including guaranties); and

(3) Recoton Germany up to $7,000,000 in the aggregate (including guaranties);

(g) each Loan Party may make and maintain additional equity Investments in their respective Subsidiaries which are Loan Parties;

(h) Borrowers and their Subsidiaries may make additional equity Investments in existing and new Subsidiaries in connection with the STD Restructuring to the extent permitted under subsection 6.11;

(i) Foreign Subsidiaries may make and maintain additional equity Investments in their respective Subsidiaries;

(j) Borrowers and their Subsidiaries may make intercompany loans to the extent permitted pursuant to subsection 6.1(e);

(k) Borrowers and their Subsidiaries may make loans and advances to suppliers for the purchase and preparation of Inventory in the ordinary course of business not to exceed $2,000,000 at any one time outstanding; provided that no such loan or advance shall be outstanding for more than 180 days; and

(l) debt held by any Loan Party or any of their Subsidiaries in a Subsidiary may be converted to equity of that Subsidiary.

                     6.5 Restricted Junior Payments. Directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that: (i) Subsidiaries of any Borrower may make Restricted Junior Payments with respect to their common stock or other equity interest which Restricted Junior Payment shall be applied to pay the Senior Debt in accordance with its terms and, after payment in full thereof, the Obligations; (ii) so long as no Default or Event of Default is occurring or continuing and after giving effect to such payment no Default or Event of Default results (1) provided that, Recoton may repurchase capital stock issued to its employees, directors or consultants and the employees, directors or consultants, of its Subsidiaries, in an aggregate amount not to exceed $3,000,000 in cash during the term of this Agreement and (2) Borrowers may make regularly scheduled interest payments on the Subordinated Debt. Notwithstanding anything to the contrary contained herein, Recoton may repurchase shares of its capital stock which are surrendered by optionees which consideration for repurchase shall be made solely with the issuance of shares of additional stock issued upon the exercise of options granted under Recoton's stock option plans.

                     (a) Directly or indirectly pay or prepay any account payables to STD provided, however, so long as no Default or Event of Default has then occurred or is continuing or would be caused thereby, the account payables to STD may be paid on a monthly basis, provided that all the following conditions have been met:

                     (1) the payment to STD is within normal and customary terms and shall be payment for invoices that have remained unpaid for at least 90 days from the date of issuance;

                     (2) the amount to be paid shall not be in excess of $25,000,000 per month; and

                     (3) the amounts to be repaid shall be for account payables with respect to the purchase of Inventory from STD.

                     6.6 Restriction on Fundamental Changes. (a) Enter into any transaction of merger, amalgamation or consolidation (other than a merger, amalgamation or consolidation among Loan Parties); (b) other than the Subsidiaries set forth in Schedule 6.6, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock or other equity interest of any of its Subsidiaries, whether now owned or hereafter acquired other than pursuant to the establishment of Subsidiaries as described in Schedule 6.11 or the liquidation, winding up or dissolution of the Subsidiaries set forth on Schedule 6.6; provided, that, in connection with the transfer of assets or creation of Subsidiaries in connection with the transactions described on Schedule 6.11, Agents shall have received, with a copy for the Administrative Agent and the Lenders, (1) such amendments and counterparts to the Security Documents, Guaranties and the other Loan Documents as may be requested by Agents to bind newly created Subsidiaries or existing Subsidiaries to the terms of this Agreement and Related Agreements and other applicable Loan Documents, (2) copies of organizational documents, resolutions and incumbency certificates of any Persons executing any of the foregoing amendments or counterparts, and such other documents and instruments in connection therewith as may be reasonably requested by Senior Agent, and (3) a favorable opinion of counsel to Loan Parties as to due authorization, execution, and delivery of such amendments or counterparts, the enforceability thereof and such other matters as may be reasonably requested by Agents (including as to the creation and perfection of Liens pursuant to the Security Documents), all of the foregoing in form and substance reasonably satisfactory to Agents; or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other beneficial ownership of, any Person; provided, however, that any Subsidiary may be merged, amalgamated or consolidated with or into a Borrower (provided that such Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Borrowers that are Guarantors (provided that the wholly owned Subsidiary or Subsidiaries that are Guarantors shall be the continuing or surviving corporations). It is understood and agreed that the InterAct International IPO shall be permitted if the following conditions are met:

(i) the Net Securities Proceeds of the InterAct International IPO shall be applied in payment of the Senior Debt pursuant to and, to the extent required by and in accordance with subsection 2.4(B)(6) of the Senior Loan Agreement;

(ii) Borrowers shall deliver a certificate showing pro forma compliance with the financial covenants and Minimum Excess Availability (as defined in the Senior Loan Agreement on the date hereof) after giving effect to the InterAct International IPO; and

(iii) upon the indefeasible payment in full in cash of the Senior Debt in accordance with subsection 2.4(B)(6) of the Senior Loan Agreement, InterAct International will no longer be a Loan Party and the Collateral with respect to InterAct International shall be released.

                     6.7 Changes Relating to Subordinated Debt. Change or amend the terms of the Subordinated Debt (including any guaranties thereof) if the effect of such amendment is an attempt to: (a) increase the interest rate on such Indebtedness; (b) change the dates upon which payments of principal or interest are due on such Indebtedness; (c) change any event of default or add any covenant with respect to such Indebtedness; (d) change the payment or amendment and modification provisions of such Indebtedness; (e) change the subordination provisions thereof; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Borrowers, any of their Subsidiaries, the Administrative Agent or any Lender.

                     6.8 Transactions with Affiliates. Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Loan Party, except for transactions in the ordinary course of a Borrower's business and upon fair and reasonable terms and except for the transactions set forth in subsection 6.4(c) on terms which are no less favorable to such Borrower than it would obtain in a comparable arm's length transaction with an unaffiliated Person.

                     6.9 Conduct of Business. From and after the Closing Date, engage in any business other than businesses of the type engaged in by Borrowers or their Subsidiaries on the Closing Date or those in or directly related to the consumer electronics industry.

                     6.10 Tax Consolidations. File or consent to the filing of any consolidated income tax return with any Person other than any other Borrowers or any of their Subsidiaries, or any Guarantor, provided that in the event a Borrower files a consolidated return with any such Person, such Borrower's contribution with respect to taxes as a result of the filing of such consolidated return shall not be greater, nor the receipt of tax benefits less, than they would have been had such Borrower not filed a consolidated return with such Person.

                     6.11 Subsidiaries. Other than the Subsidiaries set forth on Schedule 6.11, establish, create or acquire any new Subsidiaries.

                     6.12 Fiscal Year; Tax Designation. Change its Fiscal Year; or elect to be designated as an entity other than a C corporation as defined in the Code.

                     6.13 Press Release; Public Offering Materials. Without the prior written consent of the applicable party, such consent not to be unreasonably withheld or delayed, disclose the name of the Agent or any Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the capital stock or other equity interest of any Loan Party except as may be required by law or regulators of applicable self regulatory organizations.

                     6.14 Sale-Leasebacks. No Loan Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

                     6.15 Inactive Subsidiaries. Each of the Inactive Subsidiaries (as defined in the Senior Loan Agreement as of the date hereof) shall not conduct any business, acquire any assets or otherwise become liable for any obligation except for nominal amounts as may be required to liquidate, wind-up or dissolve such Inactive Subsidiaries.

                     6.16 Parity with Senior Lender. No Loan Party shall grant any security interest in property or deliver a guarantee to the Senior Agent on behalf of the Senior Lenders to secure payment and performance of the Obligations (as defined in the Senior Loan Agreement) that is not also granted to the Senior Agent on behalf of the Lenders (as subordinated creditors) to secure payment and performance of the Obligations hereunder.

SECTION 7. DEFAULT, RIGHTS AND REMEDIES

                     7.1 Event of Default. "Event of Default" shall mean the occurrence or existence of any one or more of the following:

                     (a) Payment. Failure to make payment of the principal of or interest on any Loan, or failure to pay any other Obligation pursuant to this Agreement within five days after such amount becomes due in accordance with this Agreement; or

                     (b) Default in Other Agreements. (1) Failure of Borrowers or any of their Subsidiaries to pay when due any principal or interest on any Indebtedness (other than the Obligations) or (2) breach or default of Borrowers or any of their Subsidiaries with respect to any Indebtedness (other than the Obligations); if such failure to pay, breach or default entitles the holder or trustee to cause such Indebtedness having an aggregate principal amount in excess of $1,000,000 to become or be declared due prior to its stated maturity in each case regardless of whether such default is waived or such right is exercised by such holder or trustee; or

                     (c) Breach of Certain Provisions. Failure of any Borrower to perform or comply with any term or condition contained in paragraphs (A), (B), (C) and (K) of Schedule 5.1 or subsection 5.2 or contained in Section 3 or Section 6; or

                     (d) Breach of Warranty. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect on the date made; or

                     (e) Other Defaults Under Loan Documents. Any Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within 15 days after receipt by such Loan Party of notice from Administrative Agent, or Required Lenders, of such default (other than occurrences described in other provisions of this subsection 7.1, for which a different grace or cure period is specified, or, if no grace or cure period is specified, constitute immediate Events of Default); or

                     (f) Change in Control. (i) Any Person (other than Robert L. Borchardt and/or any trust established by him) or "group" within the meaning of Section 13(d) or 14(d) of the Exchange Act (other than a group controlled by Robert L. Borchardt or any trust established by him) (a) shall have acquired beneficial ownership of 20% or more of any outstanding class of capital stock having ordinary voting power in the election of directors of Recoton or (b) shall obtain the power (whether or not exercised) to elect a majority of Recoton's directors, (ii) the Board of directors of Recoton shall not consist of a majority of Continuing Directors ("Continuing Directors" means the directors of Recoton on the date of this Agreement and each other director, if such director's nomination for election to the Board of Directors of Recoton is recommended by a majority of then Continuing Directors), (iii) Recoton ceases to own, directly or indirectly, 100% of the other Borrowers, ReCone or Recoton Canada other than with respect to options to acquire InterAct International stock and (iv) Robert L. Borchardt or any trust established by him shall cease to beneficially own and control 4% of the outstanding capital stock of Recoton.

                     (g) Involuntary Bankruptcy; Appointment of Receiver, etc. (1) A court enters a decree or order for relief with respect to any Loan Party or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, reorganization insolvency, receivership or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal, provincial or state law; or (2) the continuance of any of the following events for 60 days unless dismissed, bonded or discharged: (a) an involuntary case petition or proceeding is commenced against any Loan Party or any of its Subsidiaries, under any applicable bankruptcy, reorganization, insolvency, arrangement, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity); or (b) a receiver, receiver-manager, administrator, manager, liquidator, sequestrator, trustee, custodian or other fiduciary having similar powers over any Loan Party or any of its Subsidiaries, or over all or a substantial part of their respective property, is appointed; or

                     (h) Voluntary Bankruptcy; Appointment of Receiver, etc. (1) Any Loan Party or any of its Subsidiaries commences a voluntary petition, proceeding or case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity), or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, receiver-manager, administrator, manager, trustee or other custodian for all or a substantial part of its property; or (2) any Loan Party or any of its Subsidiaries makes any assignment for the benefit of creditors; (3) the board of directors of any Loan Party or any of its Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 7.1(h); or (4) any Loan Party or any of its Subsidiaries is unable, or admits in writing its inability to pay its debts as they mature, or commits any other act of bankruptcy; or

                     (i) Liens. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of any Loan Party or any of its Subsidiaries by the United States or any foreign government or any department or instrumentality thereof or by any federal, state, provincial, county, municipality or other governmental agency (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid or discharged within 10 days; or

                     (j) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of $2,000,000 or (2) an amount in the aggregate at any time in excess of $2,000,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against any Loan Party or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of 30 days, but in any event not later than 5 days prior to the date of any proposed sale thereunder; or

                     (k) Dissolution. Any order, judgment or decree is entered against any Loan Party or any of its Subsidiaries decreeing the dissolution or winding up or split up of such Loan Party or that Subsidiary and such order remains undischarged or unstayed for a period in excess of 20 days, but in any event not later than 5 days prior to the date of any proposed dissolution or split up or winding up; or

                     (l) Solvency. The Loan Parties cease to be Solvent or admit in writing their present or prospective inability to pay their debts as they become due; or

                     (m) Injunction. Any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency (including, but not limited to, those of any foreign country) from conducting all or any material part of the business of Borrowers' and their Subsidiaries, on a consolidated basis, and such order continues for 30 days or more; or

                     (n) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

                     (o) Failure of Security. Senior Agent, on behalf of Agents, Senior Lenders, the Administrative Agent and the Lenders, does not have or ceases to have a valid and perfected first priority security interest in the Collateral (other than in de minimis amounts and subject to Permitted Encumbrances), in each case, for any reason other than the failure of Senior Agent or any Senior Lender to take any action within its control; or

                     (p) Damage, Strike, Casualty. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than ten consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party or any of its Subsidiaries if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or.

                     (q) Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or.

                     (r) Forfeiture. There is filed against any Loan Party or any of its Subsidiaries any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within 120 days; and (2) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral; or.

                     (s) Currency Controls. There are controls on payments imposed by a Governmental Authority which interfere with the payment of obligations under the Loan Documents; or

                     (t) Environmental Matters. Except as to any of the following for which such Loan Party has provided timely notice and has been granted a reasonable period to cure (but only for the duration of such cure period): (i) Any Environmental Claim shall have been asserted against a Loan Party which could reasonably be expected to have a Material Adverse Effect, (ii) any Release or threatened Release of any Hazardous Materials on, under or affecting any real estate shall have occurred, and such event could reasonably form the basis of an Environmental Claim against a Loan Party which, if determined adversely, could reasonably be expected to have a Material Adverse Effect, or (iii) a Loan Party shall have failed to obtain any governmental authorization necessary under any Environmental Law for the management, use, control, ownership or operation of its business or any of the real estate or any such governmental authorization shall be revoked, terminated, modified, or otherwise cease to be in full force and effect, in each case, if the existence of such condition could reasonably be expected to have a Material Adverse Effect; or

                     (u) Default Under German Facility. There shall occurred a default under the loan documents evidencing the German Facility and to the extent a cure period is provided under such documents with respect to such default, such default shall continue unremedied for such period of time during which cure of such default is permitted thereunder; or

                     (v) Recoton Germany. Recoton Germany shall have failed to comply with the terms of subsection 5.12 of the Senior Loan Agreement; or

                     (w) Employee Benefit Plans. There occurs one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of any Loan Party or any of its ERISA Affiliates in excess of $500,000 during the term of this Agreement; or there exists, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $500,000; or

                     (x) Foreign Exchange. There occurs a fluctuation in the foreign exchange affecting the Deutsche Mark which results in the aggregate amount of commitments outstanding under the German Facility and the Senior Loan Documents and the aggregate amounts outstanding hereunder to exceed $275,000,000; or

                     (y) Resignation of Borrowers' Accountants. The Borrowers' Accountants (as defined in the Senior Loan Agreement on the date hereof) shall resign because of impropriety or irregularity in the conduct of the Loan Parties or their Subsidiaries.

                     (z) Income Tax Act. A requirement from the Minister of National Revenue for payment pursuant to Section 224 or any successor section of the Income Tax Act (Canada) or Section 317, or any successor section of the Excise Tax Act (Canada) or any comparable provision or similar legislation shall have been received by any Agent or any Senior Lender or any other Person in respect of any Borrower or its Subsidiaries or otherwise issued in respect of any Borrower or any of its Subsidiaries.

Then, (1) upon the occurrence of any Event of Default described in the foregoing paragraphs (g) and (h), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrowers and (2) upon the occurrence and during the continuance of any other Event of Default, subject to the terms of the Subordination Agreement, and with the consent of the Required Lenders the Administrative Agent may, and upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrowers, declare all or any portion of the Obligations to be, and the same shall forthwith become, immediately due and payable.

                     7.2 Application of Payments and Proceeds. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall apply any payments or proceeds received by it pursuant to Section 2.7 of the Subordination Agreement as follows:

                     first, to the payment in full of all unpaid fees and expenses of the Administrative Agent incurred in connection with the enforcement of the Administrative Agent's and the Lenders' rights hereunder;

                     second, to the payment in full of all Obligations relating to the Tranche A Loans, including principal and accrued but unpaid interest with respect to the Tranche A Loans, and if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over the other) to the holders of such Tranche A Loans in proportion to the unpaid amounts thereof;

                     third, to the payment in full of all Obligations relating to the Tranche B Loans, including principal and accrued but unpaid interest with respect to the Tranche B Loans, and if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over the other) to the holders of such Tranche B Loans in proportion to the unpaid amounts thereof;

                     fourth, to pay to the Borrowers or the applicable Loan Party, or their respective representatives as a court of competent jurisdiction may direct, any surplus remaining.

SECTION 8. THE ADMINISTRATIVE AGENT

                     8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

                     8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                     8.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

                     8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

                     8.5 Notice of Default; Notices Under Subordination Agreement. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                     (b) The Administrative Agent shall promptly deliver to the Lenders any notice that it receives pursuant to the Subordination Agreement.

                     8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

                     8.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Commitments in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Commitments immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent's gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder. The Administrative Agent shall have the right to deduct any amount owed to it by any Lender under this Section 8.7 from any payment made by it to such Lender hereunder.

                     8.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent was not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

                     8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the Administrative Agent's resignation as the Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

SECTION 9. MISCELLANEOUS

                     9.1 Amendments and Waivers. Neither this Agreement, any other Loan Document (other than the Subordination Agreement, which shall be governed by the terms thereof), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders, or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the scheduled or final date of maturity of any Loan, extend any scheduled date of payment or reduce the stated rate of any interest payable hereunder, increase the amount or extend the expiration date of any Lender's Commitment, modify the provisions of Section 2.8 with regard to the pro-rata treatment of Lenders or modify Section 3.1 of the Subordination Agreement in each case without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this Section 9.1, or reduce any percentage specified in the definition of Required Lenders, consent to the release of all or substantially all of the Collateral, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; or (iii) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

                      (a) Notwithstanding anything to the contrary set forth in this Agreement:

                      (1) Any amendment, supplement, modification, consent or waiver in respect of the observance or performance of the covenants set forth Sections 5, 6 and 7 of the Senior Loan Agreement shall be binding on each of the parties hereto and shall be deemed an amendment, supplement, modification, consent or waiver of or the corresponding provision of to this Agreement if such amendment, supplement, modification, consent or waiver is executed and delivered in accordance with the terms of Section 9.4 of the Senior Loan Agreement.

                      (2) Any waiver of the occurrence of a Default or Event of Default under the Senior Loan Agreement shall be deemed a waiver of the corresponding Default or Event of Default of Section 7.1 hereof, and shall be binding on each of the parties hereto and shall be deemed an amendment, supplement, modification, consent or waiver of or to this Agreement if such amendment, supplement, modification, consent or waiver is executed and delivered in accordance with the terms of Section 9.4 of the Senior Loan Agreement, provided that no such waiver shall be effective to waive a Default or Event of Default in pursuant to Section 7.1(a) hereof without the written consent of each Lender.

                     (3) Upon the occurrence of a Permitted Refinancing (as defined in the Subordination Agreement) the covenants and Events of Default set forth herein shall be modified in a manner consistent with any covenants and events of default contained in any agreement providing for such refinancing.

                     9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by registered or certified mail, five days (or ten days, in the case of mailings between locations inside and outside of the United States) after being deposited in the mails, postage prepaid (airmail, in the case of mailings between locations inside and outside of the United States), or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule 9.2 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:

Recoton Corporation
2950 Lake Emma Road
Lake Mary, Florida 32746
Attention: Arnold Kezsbom
Fax: 407-444-0559

With a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Fax: 212-806-6006
Attn: Theodore S. Lynn, Esq.

The Administrative Agent:

The Chase Manhattan Bank
241-02 Northern Boulevard, 3rd Floor
Douglaston, New York 11362
Attention: Recoton Account Officer
Fax: 718-279-8326

with a copy to:

Mr. Roger Odell
The Chase Manhattan Bank
380 Madison Avenue, 9th Floor
New York, New York 10017

with a copy to:	HELLER FINANCIAL, INC. 500 West Monroe Chicago, Illinois, 60661 Attn: Account Manager - Heller Corporate Finance - Recoton Corporation Fax/Telecopy No.: (312) 441-7367

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

                     9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of either the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                     9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

                     9.5 Payment of Expenses. The Borrower and each other Loan Party agree (a) to pay or reimburse each of the Administrative Agent and each Lender for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of professionals to the Administrative Agent or counsel to any such Lender, (b) to pay or reimburse the Administrative Agent, The Prudential Insurance Company of America and John Hancock Life Insurance Company for all their reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Loan Documents and any other documents prepared in connection therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of professionals to the Administrative Agent and counsel to The Prudential Insurance Company of America and John Hancock Life Insurance Company, (c) to pay or reimburse the Administrative Agent and each Lender for all their reasonable costs and expenses incurred in connection with the enforcement or preservation, whether in a bankruptcy or insolvency proceeding or otherwise, of any rights under this Agreement, the other Loan Documents and any such other documents including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Administrative Agent and each Lender, (d) to pay, indemnify, and hold the Administrative Agent and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold the Administrative Agent and each Lender, their respective officers, directors, employees, affiliates, agents and controlling persons (each, an "indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any environmental law applicable to the operations or properties of the Borrower, any of its Subsidiaries, all the foregoing in this clause (e), collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities to the extent such indemnified liabilities result from the gross negligence or willful misconduct of such indemnitee. The agreements in this subsection shall survive repayment of the Obligations and all other amounts payable under the Loan Documents.

                     9.6 Successors and Assigns; Participations and Assignments. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

                     (a) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.8 and 2.9 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.9, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                     (b) Any Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit A, executed by such Assignee, such Assignor and the Administrative Agent and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that the Administrative Agent's consent shall not be required with respect to assignments made by any Lender that is an insurance company; and provided, further, that, unless otherwise agreed by the Administrative Agent, no such assignment (other than to an Assignee that is a Lender or any affiliate thereof or an assignment of all of an Assignor's interests under this Agreement) shall (i) be in an aggregate principal amount of less than $1,000,000 or (ii) result in such Assignor's aggregate Loans then outstanding being less than $1,000,000. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

                     (c) The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time and any Notes evidencing such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan and any Note evidencing such Loan recorded therein for all purposes of this Agreement. Any assignment of any Loan whether or not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee and the old Notes shall be returned by the Administrative Agent to the Borrower marked "cancelled". The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                     (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof or a Person under common management with such Lender, by the Borrower, the Administrative Agent and the Issuing Lender) together with payment to the Administrative Agent of a registration and processing fee of $3,500 by the Assignee (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an affiliate of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Note of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Commitment and/or applicable Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment and/or Loans, as the case may be, upon request, a new Note to the order of the assigning Lender in an amount equal to the Commitment and/or applicable Loans, as the case may be, retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby.

                     (e) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

                     9.7 Adjustments; Set-off. Subject to the terms of the Subordination Agreement, if any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(g) or (h), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans owing to such other Lender, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                     (a) In addition to any rights and remedies of the Lenders provided by law and, subject to the terms of the Subordination Agreement, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

                     9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

                     9.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                     9.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                     9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                     9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages.

                     9.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

                     9.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                     9.15 Confidentiality. The Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any Lender, (b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee which agrees to comply with the provisions of this Section, (c) to the employees, directors, agents, attorneys, accountants and other professional advisors of such Lender or its affiliates, (d) upon the request or demand of any Governmental Authority having jurisdiction over the Administrative Agent or such Lender, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section 9.15, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

                     9.16 Joint and Several Obligations. Notwithstanding anything to the contrary contained herein or in any other Loan Documents, the Borrower and the Guarantors are jointly and severally responsible for their respective agreements, covenants, representations, warranties and obligations contained and set forth in this Agreement or in any other Loan Document to which they are a party.

                     9.17 Legend. This instrument and the rights and obligations evidenced hereby are subordinate in the manner and the extent set forth in that certain Subordination and Intercreditor Agreement (the "Subordination Agreement") dated as of October 31, 2000 among the parties set forth in the signature pages under the name "Subordinated Creditors, RECOTON CORPORATION, a New York corporation ("Recoton"), INTERACT ACCESSORIES, INC., a Delaware corporation ("InterAct"), RECOTON AUDIO CORPORATION, a Delaware corporation ("Audio"), AAMP OF FLORIDA, INC., a Florida corporation ("AAMP"), and RECOTON HOME AUDIO, INC., a California corporation (RHAI"); (Recoton, InterAct, Audio, AAMP and RHAI are collectively referred to, as "Borrowers"), CHRISTIE DESIGN CORPORATION, Delaware corporation ("CDC"), RECOTON INTERNATIONAL HOLDINGS, INC., a Delaware corporation ("RHI"), RECOTON EUROPEAN HOLDINGS, INC., a Delaware corporation ("REH"), RECONE, INC., a Delaware corporation (RECONE) and RECOTON JAPAN INC., RECONE, INC., a Delaware corporation (RECONE) and RECOTON JAPAN INC., and Illinois corporation (JAPAN); (CDC, RHI, REH, RECONE and JAPAN are collectively referred to , as Guarantors"; the Borrowers and the Guarantors are collectively, as Loan Parties"); and HELLER FINANCIAL, INC., a Delaware corporation, as Senior Agent and as Administrative Agent, to the indebtedness (including interest) owed by the Loan Parties pursuant to that certain Loan Agreement dated as of the date hereof among the Loan Parties, Administrative Agent and General Electric Capital Corporation, as Collateral Agent, and the lenders from time to time party thereto, as such Loan Agreement has been and hereafter may be amended, supplemented or otherwise modified from time to time and to indebtedness refinancing the indebtedness under that agreement as contemplated by the Subordination Agreement; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.

                     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

RECOTON CORPORATION
INTERACT ACCESSORIES, INC.
RECOTON HOME AUDIO, INC.
RECOTON AUDIO CORPORATION
AAMP OF FLORIDA, INC., each of the foregoing as a Borrower

By:  /s/ Arnold Kezsbom
      Name: Arnold Kezsbom
      Title: Senior Vice President--Finance of
                Recoton Corporation and Vice President
of all other Borrowers

CHRISTIE DESIGN CORPORATION
RECOTON INTERNATIONAL HOLDINGS, INC.
RECOTON EUROPEAN HOLDINGS, INC.
RECOTON JAPAN, INC.
RECOTON CANADA, LTD.
RECONE, INC., each of the foregoing in its capacity as Guarantor

By:  /s/ Arnold Kezsbom
          Name: Arnold Kezsbom
Title: Vice President

THE CHASE MANHATTAN BANK, as Administrative Agent and a Lender By: /s/ R. A. Odell Name: R. A. Odell Title: Managing Director

HARRIS TRUST AND SAVINGS BANK, as a Lender By: /s/ Janet Maxwell-Wickett Name: Janet Maxwell-Wickett Title: Vice President

HSBC BANK U.S.A. (formerly known as MARINE MIDLAND BANK), as a Lender By: /s/ Joseph E. Salonia Name: Joseph E. Salonia Title: Vice President

FIRST UNION NATIONAL BANK, as a Lender By: /s/ James R. Connors Name: James R. Connors Title: Senior Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as a Lender By: /s/ Gwendolyn S. Foster Name: Gwendolyn S. Foster Title: Vice President

JOHN HANCOCK LIFE INSURANCE COMPANY, as a Lender By: /s/ Marlene J. DeLeon Name: Marlene J. DeLeon Title: Director

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY, as a Lender By: /s/ Marlene J. DeLeon Name: Marlene J. DeLeon Title: Authorized Signatory

MELLON BANK, N.A., AS TRUSTEE FOR THE LONG-TERM INVESTMENT TRUST, solely in its capacity as Trustee and not in its individual capacity (as directed by John Hancock Life Insurance Company), as a Lender

By:  /s/ Bernadette Rist
          Name: Bernadette Rist
Title: Authorized Signatory

MELLON BANK, N.A. AS TRUSTEE FOR BELL ATLANTIC MASTER TRUST, solely in its capacity as Trustee and not in its individual capacity (as directed by John Hancock Life Insurance Company), as a Lender

By:  /s/ Bernadette Rist
          Name: Bernadette Rist
Title: Authorized Signatory

THE NORTHERN TRUST COMPANY, AS TRUSTEE OF THE LUCENT TECHNOLOGIES INC. MASTER PENSION TRUST, as a Lender BY: John Hancock Life Insurance Company, as Investment Manager

By:  /s/ Scott S. Hartz
          Name: Scott S. Hartz
Title: Managing Director

INVESTORS PARTNER LIFE INSURANCE COMPANY, as a Lender By: /s/ Marlene J. DeLeon Name: Marlene J. DeLeon Title: Authorized Signatory

SUNTRUST BANK, as a Lender By: /s/ Byron P. Kurtgis Name: Byron P. Kurtgis Title: Director

SCHEDULE 1.1(A)

TRANCHE A TERM LOAN COMMITMENT

LENDER	COMMITMENT AMOUNT

The Chase Manhattan Bank	$2,283,766.05

First Union National Bank	1,321,031.10

HSBC Bank U.S.A.	1,319,586.15

Harris Trust and Savings Bank	914,611.20

Sun Trust Bank	1,319,586.15

The Prudential Insurance Company of America	3,217,015.34

John Hancock Life Insurance Company	1,570,968.05

John Hancock Variable Life Insurance Company	216,685.25

Investors Partner Life Insurance Company	54,171.24

Mellon Bank, N.A., as Trustee for Long-Term Investment Trust, solely in its capacity as Trustee and not in its individual capacity (as directed by John Hancock Life Insurance Company)	34,670.33

Mellon Bank, N.A., as Trustee for Bell Atlantic Master Pension Trust, solely in its capacity as Trustee and not in its individual capacity (as directed by John Hancock Life Insurance Company)	81,256.48

The Northern Trust Company, as Trustee of the Lucent Technologies, Inc. Master Pension Trust.	73,673,05

TOTAL:	$12,407,056.40

SCHEDULE 1.1(B)

TRANCHE B TERM LOAN COMMITMENT

LENDER	COMMITMENT AMOUNT

The Prudential Insurance Company of America	$1,708,944.46

John Hancock Life Insurance Company	683,626.00

John Hancock Variable Life Insurance Company	94,293.25

Investors Partner Life Insurance Company	23,573.31

Mellon Bank, N.A., as Trustee for Long-Term Investment Trust, solely in its capacity as Trustee and not in its individual capacity (as directed by John Hancock Life Insurance Company)	15,086.92

Mellon Bank, N.A., as Trustee for Bell Atlantic Master Pension Trust, solely in its capacity as Trustee and not in its individual capacity (as directed by John Hancock Life Insurance Company)	35,359.97

The Northern Trust Company, as Trustee of the Lucent Technologies, Inc. Master Pension Trust.	32,059.70

TOTAL:	$2,592,943.60

Schedule 5.1

REPORTING RIDER

                    (a) Monthly Financials.

           (i) As soon as available and in any event no later than thirty (30) days after the end of each April, May, July, August, October and November, Recoton will deliver to the Administrative Agent (1) the consolidated and consolidating balance sheet of Recoton and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, and (2) a schedule of the consolidated outstanding Indebtedness for borrowed money of Recoton and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

           (ii) As soon as available and in any event no later than sixty (60) days after the end of each January and February, Recoton will deliver to the Administrative Agent (1) the consolidated and consolidating balance sheet of Recoton and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, and (2) a schedule of the consolidated outstanding Indebtedness for borrowed money of Recoton and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

           (iii) No later than ten (10) days after the submission of the monthly financial statements required under clauses A (i) and A (ii) above, Recoton will deliver to The Administrative Agent a statement of cash flow from the beginning of the then current Fiscal Year to the end of such month. Unless otherwise requested by the Administrative Agent there will not be a required submission of monthly financials for any month that ends on a calendar quarter.

                     (b) Quarterly Financials.

           (i) As soon as available and in any event no later than forty-six (46) days (or if the 45th day is not a Business Day, the day immediately succeeding the date on which the SEC filing for such period is due) after the end of each of the first three calendar quarters of a Fiscal Year, Recoton will deliver to the Administrative Agent (1) the consolidated and consolidating balance sheet of Recoton and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such quarter of a Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such quarter of a Fiscal Year, and (2) a schedule of the consolidated outstanding Indebtedness for borrowed money of Recoton and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

           (ii) As soon as available and in any event no later than sixty-five (65) days after the end of the fourth calendar quarter of a Fiscal Year, Recoton will deliver to the Administrative Agent the consolidated and consolidating balance sheet of Recoton and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income, stockholders' equity and cash flow from the beginning of the then current Fiscal Year to the end of such quarter of a Fiscal Year, and (2) a schedule of the consolidated outstanding Indebtedness for borrowed money of Recoton and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

           (iii) Together with the delivery of all financial statements pursuant to clause (B)(i), Recoton shall deliver to the Administrative Agent a copy of the officer's certificate delivered to the Senior Agent executed by the chief executive officer, the chief financial officer or the chief operating officer certifying that Borrowers' Accountants (as such term is defined in the Senior Loan Agreement) have reviewed all such Quarterly Financials.

                     (c) Year-End Financials. As soon as available and in any event no later than ninety-one (91) days (or if the 90th day is not a Business Day, the day immediately succeeding the date on which the filing with the Securities and Exchange Commission for such period is due) after the end of each Fiscal Year, Recoton will deliver to the Administrative Agent: (1) the consolidated balance sheet of Recoton and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flow for such Fiscal Year; (2) a schedule of the consolidated outstanding Indebtedness of Recoton and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; and (3) a report with respect to the financial statements from Borrowers' Accountants, which report shall be unqualified as to going concern and scope of audit of Recoton and its Subsidiaries and shall state that (a) such consolidated financial statements present fairly the consolidated financial position of Recoton and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with accounting principles generally accepted in the United States of America and (b) that the examination by Borrowers' Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and (4) copies of the consolidating financial statements of Recoton and its Subsidiaries, including (a) consolidating balance sheets of Recoton and its Subsidiaries as at the end of such Fiscal Year showing inter company eliminations and (b) related consolidating statements of income of Recoton and its Subsidiaries showing inter company eliminations.

                     (d) Accountants' Certification and Reports. Together with each delivery of consolidated financial statements of Recoton and its Subsidiaries pursuant to paragraph (C) above, Recoton will deliver to the Administrative Agent a copy of the written statement by Borrowers' Accountants delivered to the Senior Agent stating whether, in connection with the examination, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof. Promptly upon receipt thereof, Recoton will deliver to The Administrative Agent copies of all significant reports submitted to the Recoton by Borrowers' Accountants in connection with each annual, interim or special audit of the financial statements of the Recoton made by Borrowers' Accountants, including the comment letter submitted by Borrowers' Accountants to management in connection with their annual audit.

                     (e) Compliance Certificate.

           (i) Together with the delivery of each set of financial statements referenced in clauses (B)(i) and (C) above, Recoton will deliver to the Administrative Agent a copy of the Compliance Certificate delivered to the Senior Agent in substantially the form attached to the Senior Loan Agreement and addressed to the Administrative Agent (the "Compliance Certificate"), including copies of the calculations and work-up employed to determine Recoton's compliance or noncompliance with the financial covenants set forth in the Financial Covenants Rider. Together with the delivery of each set of financial statements referenced in clauses (A), (B)(i) and (C) above, Recoton will confirm in the Compliance Certificate that the accounts payables to third parties have been paid for the last ninety (90) days in the ordinary course of business consistent with historical customary payment practices and that the Recoton is in compliance with all other covenants in the Loan Agreement.

                     (f) Borrowing Base Certificates, Registers and Journals.

(i) [Intentionally Omitted]

(ii) [Intentionally Omitted]

           (iii) An executive officer of the Administrative Borrower shall deliver to the Administrative Agent a copy of the Consolidating Borrowing Base Certificate (as defined in the Senior Loan Agreement) ("Monthly Borrowing Base Certificate") substantially in the form of Exhibit B-2 to the Senior Loan Agreement when delivered to Senior Agent in accordance with the Senior Loan Agreement.

                     (g) [Intentionally Omitted]

                     (h) Management Report. Together with each delivery of financial statements of Recoton and its Subsidiaries pursuant to paragraphs (B) and (C) above, Recoton will deliver to the Administrative Agent the corresponding form 10-Q or 10-K, as the case may be, which forms will include management's analysis of the Recoton's financial performance on both a consolidated basis and by business segment. Management will also provide a copy of the report being provided to the Senior Agent comparing the financial results for the quarter than ended to the corresponding figures from the most recent Projections for the current Fiscal Year delivered to the Senior Agent pursuant to paragraph (L) below. The information above shall be certified by the chief financial officer, chief operating officer or chief executive officer of Recoton and shall be presented in summary comparison form on a consolidated basis setting forth the differences in actual and projected revenue, gross profit, operating expenses and net income for such period. Recoton will also provide a copy of any detailed comparisons of the foregoing information provided to the Senior Agent.

                     (i) [Intentionally Omitted]

                     (j) Government Notices. Promptly after the receipt thereof, Recoton will deliver to the Administrative Agent copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning any Employee Benefit Plan, the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Material, the violation or alleged violation of the Fair Labor Standards Act or Recoton's non-payment of any taxes including any tax audit if the failure to timely comply or respond to any such notices, requests, subpoenas, inquiries or other writings would give such governmental agency the right to seek to impose a lien on or take other action with respect to any of Recoton's assets.

                     (k) Events of Default, etc. Promptly upon an executive officer of Recoton obtaining knowledge of any of the following events or conditions, Recoton shall deliver to the Administrative Agent a certificate of Recoton's chief executive officer, chief operating officer or chief financial officer specifying the nature and period of existence of such condition or event and what action the Recoton has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; or (2) any Material Adverse Effect.

                     (l) Projections. As soon as provided to the Senior Agent, Recoton will deliver to the Administrative Agent all Projections provided to the Senior Agent.

                     (m) Subordinated Debt and Equity Notices. As soon as practicable, Recoton will deliver to the Administrative Agent copies of all material written notices given or received by any Loan Party with respect to any Subordinated Debt or capital stock or equity interest of such Loan Party, and, within two Business Days after any Loan Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default.

                     (n) Litigation. Promptly upon learning thereof, Recoton will deliver to The Administrative Agent in writing notice of any litigation commenced or threatened against any Loan Party that (i) seeks damages in excess of $2,000,000,(ii) seeks injunctive relief, (iii) is asserted or instituted against any Employee Benefit Plan, its fiduciaries or its assets or against any Loan Party or ERISA Affiliate in connection with any Employee Benefit Plan, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Claims or (vi) involves any product recall.

                     (o) Lease Default Notices. Within two Business Days after receipt thereof, the Administrative Borrower will deliver to the Administrative Agent copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, and (ii) such other notices or documents as the Administrative Agent may reasonably request.

                     (p) SEC Filings and Press Releases. Promptly upon their becoming available, Recoton will deliver to the Administrative Agent copies of: (i) all financial statements, reports, notices and proxy statements made publicly available by any Loan Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Loan Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Loan Party to the public concerning material changes or developments in the business of any such Person.

                     (q) Other Information. With reasonable promptness, Recoton will deliver to the Administrative Agent such other information and data as the Administrative Agent may reasonably request from time to time.

                     (r) Casualty. The Administrative Borrower shall promptly notify the Administrative Agent of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance.

                     (s) ERISA Matters. Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, Recoton will deliver to the Administrative Agent a written notice specifying the nature thereof, what action any Loan Party or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect thereto.

SCHEDULE 9.2

ADDRESSES FOR NOTICE

First Union National Bank
Overnight Delivery
800 No. Magnolia Ave, Suite 700
Orlando, FL 32803
Attention: James R. Connors, Sr. Vice President
Tel: 407-649-5620
Fax: 407-649-5628

U.S. Mail Delivery:
P.O. Box 1000
(SL 2202)
Orlando, Florida 32802

HSBC Bank USA
One HSBC Center, 26th Floor
Buffalo, NY 14203
Attention: Gerald A. Nagle, Sr. Vice President & Manager Special Credits Unit
Tel: 716-841-1153
Fax: 716-841-1968

Harris Trust and Savings Bank
111 West Monroe Street, 4th Floor
Chicago, IL 60603
Attention: Diana Williams
Tel: 312-461-2334
Fax: 312-765-1724

The Prudential Insurance Company of America
Address for all notices relating to payments:
The Prudential Insurance Company of America
c/o Prudential Capital Group
Four Gateway Center, 7th Floor
100 Mulberry Street
Newark, New Jersey 07102-4077
Attn: Trade Management Group
Fax: 973-802-9425

Recipient of telephonic prepayment notices:
Attn: Manager, Trade Management Group
Tel: (973) 367-3623

Address for all other communications, deliveries and notices:
The Prudential Insurance Company of America
c/o Prudential Capital Group
Corporate and Project Workouts
7th Floor, Gateway Center Four
100 Mulberry Street
Newark, New Jersey 07102-4069
Facsimile (973) 802-2333
Attention: Managing Director

John Hancock Life Insurance Company, on its own behalf and behalf of the following entities:
John Hancock Life Insurance Company, as a Lender John Hancock Variable Life Insurance Company Mellon Bank, N.A., as Trustee for the Long-Term Investment Trust, solely in its capacity as Trustee and not in its individual capacity (as directed by John Hancock Life Insurance Company) Mellon Bank, N.A. as Trustee for Bell Atlantic Master Trust, solely in its capacity as Trustee and not in its individual capacity (as directed by John Hancock Life Insurance Company) The Northern Trust Company, as Trustee of the Lucent Technologies Inc. Master Pension Trust Investors Partner Life Insurance Company

200 Clarendon Street, 57th Floor
Boston, MA 02117
Attention: Daniel Budde
Tel: 617-572-9644
Fax: 617-572-1628
Attn: Pam Memishian, Esq.
Tel: 617-572-9208
Fax: 617-572-9268

Attn: Christine Marquis
Tel: 617-572-1867
Fax: 617-572-9475
Attn: Bond & Corporate Finance Group, T-57
Fax: 617-572-1605

Mellon Bank, N.A., as Trustee for the Long-Term Investment Trust, solely in its capacity as Trustee and not in its individual capacity (as directed by John Hancock Life Insurance Company) Mellon Bank, N.A. as Trustee for Bell Atlantic Master Trust, solely in its capacity as Trustee and not in its individual capacity (as directed by John Hancock Life Insurance Company)

One Mellon Bank Center
Room 1935
Pittsburgh, PA 15258
Attn: Bernadette T. Rist
Tel: 412-234-6340
Fax: 412-234-0555

SunTrust Banks, Inc.
201 4th Avenue, N/12 Fl.
Nashville, Tennessee 37219
Fax: 615-748-5700
Attn: Byron Kurtgis